UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Freescale Semiconductor, Ltd.
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Notice of Annual General Meeting

March 16, 2015

Dear Shareholders:

I invite you to attend the 2015 Annual General Meeting of shareholders of Freescale Semiconductor, Ltd. (the “Company”), which will be held on Wednesday, May 6, 2015 at 8:00 a.m. Central Time at our principal executive offices located at 6501 William Cannon Dr. West, Austin, Texas 78735.

At the Annual General Meeting, we will discuss, and the Company’s shareholders will vote on, the following proposals:

Proposal 1	Election of the twelve directors named in the proxy statement to the Company’s Board of Directors (the “Board”).

Proposal 2	Appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2015, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees.

Proposal 3	Non-binding, advisory vote to approve the compensation of our Named Executive Officers.

Proposal 4	Approve the Amended and Restated Freescale Semiconductor, Inc. 2011 Incentive Plan, which amends and restates the existing 2011 Incentive Plan to permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and make certain other clarifying changes and updates.

We will also consider any other business that properly comes before the Annual General Meeting. None of the proposals require the approval of any other proposal to become effective. This notice incorporates the accompanying proxy statement in which these proposals are more fully described.

On March 1, 2015, Freescale Semiconductor, Ltd., entered into an Agreement and Plan of Merger, by and among the Company, NXP Semiconductors N.V., a Dutch public limited liability company (“Parent”), and Nimble Acquisition Limited, a Bermuda exempted limited liability company and a wholly-owned, indirect subsidiary of Parent (“Sub”), providing for the merger of Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned, indirect subsidiary of Parent. We will have a separate special general meeting of shareholders to consider the Merger and an additional notice and proxy materials will be given to shareholders in connection with that special general meeting.

At the Annual General Meeting we will also present the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2014, and lay them before the shareholders in accordance with Bermuda law. If any other matters properly come before the Annual General Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote in their discretion the shares represented by all properly executed proxies. The Board has fixed March 10, 2015, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements thereof.

Your vote is very important. Whether or not you plan to attend the Annual General Meeting, please submit your proxy as soon as possible. On or about March 24, 2015, we will mail a notice to our shareholders containing instructions on how to access our proxy materials and submit your proxy. The notice also includes instructions on how you can receive a printed copy of your proxy materials.

By order of the Board,

Jennifer B. Wuamett

Secretary

Austin, Texas

PLEASE NOTE: If you plan to attend the meeting, please allow time for registration and security clearance. You will be asked to present a valid government issued photo identification, such as a driver’s license or passport. For security reasons, you and your bags are subject to search prior to your admittance to the meeting.

Appendix A—Amended and Restated Freescale Semiconductor, Inc. 2011 Incentive Plan	A-1

i

PROXY STATEMENT

Freescale Semiconductor, Ltd.

6501 William Cannon Drive West

Austin, Texas 78735

General Information

The Board of Directors (the “Board”) of Freescale Semiconductor, Ltd. (“Freescale” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies to be voted at Freescale’s Annual General Meeting of shareholders (the “Annual General Meeting”) on May 6, 2015. We are requesting your vote on the proposals described in this proxy statement.

The Annual General Meeting will be held at 8:00 a.m. Central Time at our principal executive offices located at 6501 William Cannon Drive West, Austin, Texas 78735. The telephone number at this address is (512) 895-2000.

The date of this proxy statement is March 16, 2015, and a notice of Internet availability of proxy materials (the “Notice”) will be mailed on or about March 24, 2015, to all shareholders entitled to vote at the Annual General Meeting.

Freescale pays the entire cost of soliciting proxies. Our directors, officers and employees, without additional compensation, may also solicit proxies or votes in person, by telephone or by electronic communication. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of Freescale’s common shares.

All shareholders as of the close of business on March 10, 2015 (the “Record Date”) are entitled to receive notice of and to attend the Annual General Meeting and all of Freescale’s common shares owned as of the Record Date may be voted. On the Record Date, there were 307,223,212 common shares outstanding and there were no other voting securities outstanding. Each shareholder attending the Annual General Meeting should be prepared to present a valid government issued photo identification such as a driver’s license or passport. Shareholders holding their shares through a broker must bring proof of beneficial ownership as of the Record Date, such as an account statement reflecting their share ownership on or prior to the Record Date, a copy of the voting instruction form provided by their broker or similar evidence of ownership in order to obtain admittance to the Annual General Meeting.

These proxy materials include our proxy statement for the Annual General Meeting and the notice of our Annual General Meeting. Also included with these materials is Freescale’s 2014 Annual Report to Shareholders, which includes a letter to shareholders from our Chairman of the Board and our President and Chief Executive Officer, as well as Freescale’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the U.S. Securities and Exchange Commission (“SEC”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual General Meeting.

None of the proposals require the approval of any other proposal to become effective. At the Annual General Meeting, we will also present the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2014, and lay them before the shareholders in accordance with Bermuda law. If any other matters properly come before the Annual General Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote in their discretion the shares represented by all properly executed proxies.

The Board recommends that you vote your shares as follows:

•	“For” the election of the twelve directors listed in Proposal 1 to the Board;

•

“For” the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2015, and the authorization of the Audit and Legal Committee of the Board to determine the independent auditors’ fees as described in Proposal 2;

•	“For” the approval, on an advisory and non-binding basis, of the compensation of our Named Executive Officers as described in Proposal 3; and

•	“For” the approval of the Amended and Restated Freescale Semiconductor, Inc. 2011 Incentive Plan as described in Proposal 4.

Voting Procedures

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, which we refer to as your “broker,” you are considered to be the beneficial owner of these shares, and these proxy materials are being forwarded to you by your broker who is considered to be the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and you are also invited to attend the Annual General Meeting. Your broker will send you a voting instruction form to direct the broker how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual General Meeting unless you obtain a legal proxy from your broker giving you the right to vote the shares at the Annual General Meeting. The majority of our shareholders are beneficial owners (i.e. hold their shares through a broker rather than directly in their own name). Please refer to the voting instruction form provided by your broker for specific voting procedures.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent to you by us. As the shareholder of record, you have the right to vote your proxy directly to Freescale (via the Internet, by telephone or mail) or to vote in person at the Annual General Meeting. If you request printed copies of the proxy materials by mail, you will receive a proxy card. Please refer to the summary voting instructions and those included on your proxy card. Submitting your vote by proxy will not affect your right to attend the Annual General Meeting or to vote in person. Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance using one of the following methods so that your vote will be counted if you later decide not to attend:

•

Internet — You may vote by proxy on the Internet until 11:59 p.m. Eastern Time the day before the Annual General Meeting. The website for Internet voting is http://www.proxyvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

•

Telephone — You may vote by proxy until 11:59 p.m. Eastern Time the day before the Annual General Meeting by using the toll-free number listed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•

Mail — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. In order for your vote to be counted, we must receive your proxy card no later than the day before the Annual General Meeting.

Revocability of Proxy

If you are a beneficial owner of shares, please refer to the instructions provided by your broker regarding how to change your vote. In addition, if you have obtained a legal proxy from your broker giving you the right to vote your shares in person, you may change your vote by attending the Annual General Meeting and voting again in person.

If you are a shareholder of record, you have the right to revoke your proxy and change your vote at any time prior to the Annual General Meeting. You can revoke your proxy by delivering another signed proxy with a later date to us no later than the day before the Annual General Meeting, voting a second time by telephone or by the Internet at or before 11:59 p.m. Eastern Time on the day before the Annual General Meeting, or voting again at the Annual General Meeting. Alternatively, you may deliver a written statement to Freescale’s Secretary of your intention to revoke your proxy no later than the day before the Annual General Meeting. Attendance at the Annual General Meeting will not cause your previously granted proxy to be revoked unless you make such a request or you vote again at the Annual General Meeting.

General Matters

Pursuant to Bermuda law, (i) common shares which are represented by “broker non-votes” (i.e. common shares held by brokers which are represented at the Annual General Meeting but which the broker is not empowered to vote on a particular proposal) and (ii) common shares represented at the Annual General Meeting, but which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, and are only counted for quorum purposes.

If you do not submit specific voting instructions to your broker, your broker will not have the ability to vote your shares in connection with Proposals 1, 3 and 4, which are considered “non-discretionary” items for which brokerage firms require your voting instructions to vote your shares.

Each share will be entitled to one vote. All votes will be tabulated by the inspector of elections appointed for the Annual General Meeting, who will count the votes, determine the existence of a quorum and validity of proxies and ballots, and certify the results of the voting.

One or more persons present in person at the start of the Annual General Meeting and representing in person or by proxy more than one-half of the total issued and outstanding shares of the Company entitled to vote at the Annual General Meeting will form a quorum for the transaction of business at the Annual General Meeting.

Other than the proposals described in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not expect any matters to be presented for a vote at the Annual General Meeting. However, if you grant a proxy and additional matters are properly presented for a vote at the Annual General Meeting, the persons named as proxy holders, Jennifer B. Wuamett or Dathan C. Voelter (the Company’s Secretary and Assistant Secretary) will have the discretion to vote your shares on these additional matters. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

We have elected to provide access to our proxy materials over the Internet, and accordingly will send the Notice to our shareholders of record and beneficial owners. The Notice contains instructions on how to access the proxy materials over the Internet or to request a paper copy, how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis, and how to submit your proxy electronically over the Internet or by mail.

We will announce preliminary voting results at the Annual General Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual General Meeting. If the final voting results are not available within four business days after the Annual General Meeting, we will provide the preliminary results in the Form 8-K and the final results in an amendment to the Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1:

Election of Directors

Nominees for Director

Krishnan Balasubramanian

Director since 2013

Member, Audit and Legal Committee

Chinh E. Chu

Director since 2011

Member, Finance Committee

Member, Compensation and Leadership Committee

D. Mark Durcan

Director since 2014

Daniel J. Heneghan

Director since 2010

Chair, Audit and Legal Committee

Member, Finance Committee

Thomas H. Lister

Director since 2006

Chair, Finance Committee

Gregg A. Lowe

Director since 2012

Joanne M. Maguire

Director since 2013

Member, Audit and Legal Committee

John W. Marren

Director since 2007

Chair, Nominating and Corporate Governance Committee

Member, Compensation and Leadership Committee Member, Finance Committee

James A. Quella

Director since 2011

Member, Nominating and Corporate Governance Committee

Peter Smitham

Director since 2007

Member, Compensation and Leadership Committee Member, Nominating and Corporate Governance Committee

Gregory L. Summe

Chairman of the Board since 2014, Director since 2010

Chair, Compensation and Leadership Committee

Claudius E. Watts IV

Director since 2006

Member, Nominating and Corporate Governance Committee

Member, Finance Committee

Each of the directors listed above have been nominated by the Nominating and Corporate Governance Committee to be elected to serve until their term expires at the 2016 annual general meeting of the Company, or until their appointment is terminated in accordance with our bye-laws. A plurality of the votes duly cast is required for the election of directors (i.e., the twelve nominees receiving the greatest number of votes will be elected). An absolute majority of the votes cast will not be a prerequisite to the election of these directors. Abstentions and broker non-votes will have no effect on the outcome of this proposal. The persons named as proxies intend to vote the proxies for the election of these nominees to the Board. If any of the nominees should be unavailable as a candidate for director, the persons named as proxies will have discretion to vote for any other persons who may be nominated by the Board.

The current Board consists of the twelve nominees for director listed above. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy.

Our nominees for director, their ages, principal occupations or positions, experience and the year first elected as a director, are described below. None of the nominees are related by blood, marriage or adoption to each other or to any other director or to any executive officer of Freescale or its subsidiaries. Except for Mr. Lowe, who began serving as our President and Chief Executive Officer on June 5, 2012, no nominee for director has been an employee of Freescale within the past five years.

Krishnan Balasubramanian, 72, joined our Board in May 2013. Mr. Balasubramanian is also a member of our Audit and Legal Committee. Prior to retiring in 2006, he worked for Texas Instruments, Inc. (“Texas Instruments”) for over thirty-seven years. From 2001 to 2006, he was the president and chairman of the board of Texas Instruments, Japan, a position in which he was responsible for executive management supervision, regulatory matters and technological operations. Prior to 2001, Mr. Balasubramanian held various senior positions at Texas Instruments. Mr. Balasubramanian previously served on the board of directors of MetroCorp Bancshares, Inc.

Mr. Balasubramanian brings to our board experience gained from holding senior leadership positions within a publicly traded company in the semiconductor industry. His experience in those senior leadership positions and service on the audit committee of another public company has given him the financial literacy to serve as a member our Audit and Legal Committee and provides experience, including risk management experience, which is particularly valuable to his service on the Audit and Legal Committee.

Chinh E. Chu, 48, joined our Board in February 2011. Mr. Chu is also a member of our Compensation and Leadership Committee and our Finance Committee. Mr. Chu is a Senior Managing Director in the Private Equity Group at The Blackstone Group, a private equity firm which he joined in 1990. Mr. Chu received a B.S. in Finance from the University of Buffalo, where he graduated summa cum laude. He also serves on the boards of directors of Biomet, Inc., Healthmarkets, Inc. and Kronos Incorporated, and previously served on the boards of directors of Alliant Insurance Services, Inc., AlliedBarton Security Services, Bank United, BayView Financial Holdings, L.P., Bluestar, Celanese Corporation, Catalent Pharma Solutions, Inc., DJO Global, Graham Packaging Company and SunGard Data Systems Inc.

Mr. Chu was selected to serve as a director in light of his affiliation with The Blackstone Group, his financial expertise and his significant experience in working with companies controlled by private equity sponsors.

D. Mark Durcan, 53, joined our Board in August 2014. Mr. Durcan is Chief Executive Officer at Micron Technology, Inc. (“Micron”). Prior to being appointed CEO and a member of the board of directors of Micron in February 2012, he held a variety of increasingly responsible positions at Micron since June 1984 including process integration engineer, process integration manager, process development manager, vice president of research and development, chief operating officer from February 2006 to June 2007 and president from June 2007 to February 2012. He currently serves on the Semiconductor Industry Association Board and the Tech CEO Council. Mr. Durcan is the Chairman of the Micron Technology Foundation, Inc., which was formed to advance science and technology education and support civic and charitable institutions in the communities in which Micron has facilities. Mr. Durcan also serves on the board of directors of MWI Veterinary Supply, Inc. and previously served on the board of directors of Inotera Memories, Inc. from January 2009 to May 2012. An alumnus of Rice University, Mr. Durcan earned a Master of Chemical Engineering and Bachelor of Science in Chemical Engineering.

Mr. Durcan was selected to serve as a director in light of his extensive expertise in the business and operation of a publicly traded company in the semiconductor industry as well as his expertise in the areas of finance, corporate development, corporate governance, business strategy and management.

Daniel J. Heneghan, 59, joined our Board in July 2010. Mr. Heneghan is Chairman of our Audit and Legal Committee and a member of our Finance Committee. Mr. Heneghan brings more than 25 years of experience in financial and executive positions in semiconductor and high tech industries to the Board. Mr. Heneghan has been an independent consultant since 2005, advising technology companies and serving on multiple boards of directors. From 1999 to 2005, Mr. Heneghan served as vice president and chief financial officer at Intersil Corporation, which designs and manufactures high performance analog solutions. Prior to that, Mr. Heneghan was vice president and controller of the Semiconductor Business at Harris Corporation, an international communications and information technology company. Prior to that, Mr. Heneghan was vice president and general manager of the Digital Products Division at Harris. Mr. Heneghan also served at various times as division controller of the Semiconductor Business, director of planning and director of finance at Harris. He also serves on the boards of directors and audit committees of Pixelworks, Inc., Micrel, Inc. and NTELOS Holdings Corp.

Mr. Heneghan brings to our Board experience gained from holding senior leadership and board positions with publicly traded companies in the semiconductor industry. His experience as chief financial officer of Intersil Corporation and service on the audit committees of the three other public companies has given him financial expertise to serve as our Audit and Legal Committee financial expert and provides experience that is particularly valuable to his service on the Audit and Legal Committee. He has also gained experience in risk management through these leadership positions, which is an important function of the Audit and Legal Committee and the Board.

Thomas H. Lister, 51, joined our Board in December 2006. Mr. Lister is Chairman of our Finance Committee. Mr. Lister is Co-Managing Partner of the private equity firm Permira Holdings Limited and previously served as head of Permira’s North American business. Prior to joining Permira in November 2005, Mr. Lister was a partner at Forstmann Little & Co., a private equity firm, where he spent 13 years focused on investments in technology, media and telecom, and healthcare. Mr. Lister also serves on the board and audit committee of Permira Holdings Limited, on the advisory committee of Legico, a debt investment fund advised by the Permira Funds, as chair of the audit committee and member of the U.S. operating committee of Genesys, a Luxembourg based software business and on the boards of several private companies. He has previously served on the boards and audit committees of Aearo Technologies, Community Health Systems, IMG Worldwide and 24 Hour Fitness. Mr. Lister received a dual degree in Chemistry and Political Science from Duke University where he was Phi Beta Kappa and magna cum laude. Mr. Lister received his MBA from Harvard Business School and was named a Baker Scholar and a John Loeb fellow in Finance.

Mr. Lister was selected to serve as a director in light of his affiliation with Permira, his financial expertise and his significant experience in working with companies controlled by private equity sponsors.

Gregg A. Lowe, 52, is a member of our Board and our President and Chief Executive Officer and has served in these roles since June 2012. Mr. Lowe joined Freescale from Texas Instruments, a global semiconductor design and manufacturing company, where he managed the analog business unit from 2006 to June 2012. Mr. Lowe began his career with Texas Instruments in 1984 and held a variety of management positions with increasing responsibility in Texas Instruments’ sales and business units. He also serves on the board of directors of the Semiconductor Industry Association.

Mr. Lowe earned a Bachelor of Science degree in electrical engineering in 1984 from Rose-Hulman Institute of Technology in Terre Haute, Indiana. He later received the university’s Career Achievement Award to recognize his accomplishments in the community and within the semiconductor industry. He is a graduate of the Stanford Executive Program at Stanford University.

Mr. Lowe was selected to serve as a director because of his role as our Chief Executive Officer, the management perspective he brings to board deliberations, his extensive industry experience and because such appointment is required by his employment agreement and the Shareholders’ Agreement.

Joanne M. Maguire, 61, joined our Board in November 2013. Ms. Maguire is also a member of our Audit and Legal Committee. Ms. Maguire served as executive vice president of Lockheed Martin Space Systems Company (SSC), a provider of advanced-technology systems for national security, civil and commercial customers, from 2006 until she retired in May 2013. Ms. Maguire joined Lockheed Martin in 2003 and assumed leadership of SSC in 2006. Ms. Maguire’s experience spans three decades in the aerospace and defense industry. Ms. Maguire holds B.S. and M.S. degrees in electrical engineering and engineering from Michigan State University and the University of California, Los Angeles. Ms. Maguire is a graduate of the executive program in management at UCLA’s Anderson School of Management and completed the Harvard Program for Senior Executives in National and International Security. She was the first woman to receive the International von Karman Wings Award, presented by the California Institute of Technology and in 2012 received the National Defense Industrial Association’s distinguished Peter B. Teets Award from its Space Division. In 2011, she was elected to the National Academy of Engineering and is a fellow of the American Institute of Aeronautics and Astronautics. Ms. Maguire also sits on the boards of directors of Visteon Corporation and Charles Stark Draper Laboratory.

Ms. Maguire brings to our Board experience gained from holding senior leadership positions within a publicly traded company in the technology sector. Her experience in those senior leadership positions has given her the financial literacy to serve as a member our Audit and Legal Committee and provides experience, including risk management experience, which is particularly valuable to her service on the Audit and Legal Committee.

John W. Marren, 52, joined our Board in June 2007. Mr. Marren is Chair of our Nominating and Corporate Governance Committee and a member of our Compensation and Leadership Committee and our Finance Committee. Mr. Marren joined the private equity firm TPG Capital in 2000 as a Partner and leads TPG’s technology team. Prior to that, Mr. Marren was a managing director at the financial services firm Morgan Stanley, most recently as co-head of the Technology Investment Banking Group. From 1992 to 1996, he was a managing director and senior semiconductor research analyst at the investment bank Alex Brown & Sons. While at Morgan Stanley and Alex Brown & Sons, Mr. Marren was a frequent member of the Institutional Investor All-American Research Team which recognizes the top research analysts on Wall Street. Prior to Alex Brown, Mr. Marren spent eight years in the semiconductor industry working for VLSI Technology, Inc., a designer, manufacturer and marketer of complex custom and semi-custom integrated chips (now part of NXP Semiconductors), and Vitesse Semiconductor Corporation. Mr. Marren also serves on the boards of directors of SunGard Data Systems Inc. and Avaya Inc. Mr. Marren previously served on the boards of directors of Aptina Imaging, MEMC Electronic Materials, Inc., Conexant Systems, Inc. and ON Semiconductor Corporation.

Mr. Marren was selected to serve as a director in light of his affiliation with TPG Capital, his financial expertise and his background in the semiconductor industry, as well as his significant experience in working with companies controlled by private equity sponsors.

James A. Quella, 65, joined our Board in August 2011. Mr. Quella is a member of our Nominating and Corporate Governance Committee. On June 30, 2013, Mr. Quella retired as a senior managing director and senior operating partner in the Private Equity Group at Blackstone and currently serves as a Senior Advisor to the Blackstone Private Equity Group. Prior to joining Blackstone in 2004, Mr. Quella was a managing director and senior operating partner with DLJ Merchant Banking Partners-CSFB Private Equity from June 2000 to February 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, from September 1981 to January 2000 where he served as a senior consultant to chief executive officers and senior management teams, and was co-vice chairman with shared responsibility for overall management of the firm. Mr. Quella also serves as a member of the boards of directors of DJO Global, Michaels Stores, and Catalent Pharma Solutions, Inc. Mr. Quella formerly served as a member of our Board from July 2008 to February 2011. He previously served on the boards of directors of Allied Waste, Columbia House, Houghton-Mifflin, Graham Packaging, Nielsen Group, Intelenet Global Services, Celanese Corporation, and Vanguard Health Services.

Mr. Quella was selected to serve as a director in light of his financial expertise, as well as his significant experience in working with companies controlled by private equity firms.

Peter Smitham, 72, joined our Board in June 2007. Mr. Smitham is a member of our Compensation and Leadership Committee and our Nominating and Corporate Governance Committee. Mr. Smitham retired from his position as a partner of the private equity firm Permira on December 31, 2009, but he remains a member of

Permira Advisers LLP, which he joined in 1985, the year the London office was founded. Mr. Smitham was the managing partner of the London office from 1994 until 1998 and led Permira’s European business from 1996 until 2000. He has worked on numerous transactions focusing on electronics and turnarounds, including Memec Group Holdings Limited, The Roxboro Group, Solartron Group and Technology plc. He has a degree in Geography from Swansea University, Wales, and attended the Senior Executive Program at Stanford Business School.

Mr. Smitham was selected to serve as a director in light of his affiliation with Permira and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Gregory L. Summe, 58, joined our Board in September 2010 and served as Chairman of the Board since May 2014. Mr. Summe is also Chairman of our Compensation and Leadership Committee. Mr. Summe is the Managing Partner of Glen Capital Partners, an investment fund, which he founded in 2013. Mr. Summe was the managing director and vice chairman of Global Buyout at The Carlyle Group, a private equity firm, from September 2009 to May 2014. Prior to joining Carlyle, he was the chairman and chief executive officer of PerkinElmer, Inc., a designer, manufacturer and deliverer of advanced technology solutions addressing health and safety concerns, a company he led for eleven years from 1998 to September 2009. He joined PerkinElmer in January 1998 in the role of president and chief operating officer and in 1999 was elected chief executive officer and chairman of the board. He also served as a senior advisor to Goldman Sachs Capital Partners, a leader in private corporate equity investing, from 2008 to 2009. Prior to joining PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, an inventor and manufacturer of technologies addressing global macrotrend challenges such as safety, security, and energy, serving as the president of General Aviation Avionics, president of the Aerospace Engines Group and president of the Automotive Products Group. Before joining AlliedSignal, he was the general manager of Commercial Motors at General Electric and was a partner with the consulting firm of McKinsey & Company, Inc. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is also in the Engineering Hall of Distinction at the University of Kentucky. Mr. Summe also serves on the boards of directors of LMI Aerospace, Inc. and the State Street Corporation. Mr. Summe previously served on the board of directors of Automatic Data Processing, Inc., Biomet Inc., Veyance Technologies, Inc., Export Trading Group Ltd, Euromax Holdings Inc. and TRW Corp.

Mr. Summe was selected to serve as a director in light of his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

Claudius E. Watts IV, 53, joined our Board in December 2006. Mr. Watts is a member of our Nominating and Corporate Governance Committee and our Finance Committee. Mr. Watts is currently a Managing Director with The Carlyle Group, a private equity firm. Mr. Watts founded and led Carlyle’s Technology Buyout Group until 2014. He continues to focus on buyouts and growth equity investments in large companies providing semiconductors, electronic systems, software, and software enabled services. Prior to joining Carlyle in 2000, Mr. Watts was a managing director in the mergers and acquisitions group of First Union Securities, Inc. (now Wells Fargo Securities) from May 1998 to April 2000, where he led the firm’s defense, aerospace and technical services mergers and acquisitions efforts. Mr. Watts joined First Union in conjunction with First Union’s 1998 acquisition of Bowles Hollowell Conner & Co., an investment banking firm, where Mr. Watts was a principal and had been employed since June 1994. Prior to attending graduate school Mr. Watts was a fighter pilot in the United States Air Force. Mr. Watts earned a B.S. in electrical engineering from The Citadel in Charleston, South Carolina and an M.B.A. from The Harvard Graduate School of Business Administration. Mr. Watts also serves on the boards of directors of CommScope, Inc. and Carolina Financial Corporation, and previously served on the boards of directors of SS&C Technologies, Inc., CPU Technology, Inc. and several other Carlyle portfolio companies.

Mr. Watts was selected to serve as a director in light of his affiliation with The Carlyle Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors.

The Board recommends a vote “For” the election to the Board of the nominees listed above.

The Company, its largest shareholder, Freescale Holdings L.P., and a consortium of private equity funds, including funds advised by The Blackstone Group, The Carlyle Group, Permira Advisers, LLC and TPG Capital (which we refer to collectively as our “Sponsors”) are parties to a shareholders’ agreement that provides each of our Sponsors with the right to nominate up to two designees for election to the Board based on the percentage of our issued and outstanding common shares owned by Freescale Holdings L.P. and our Sponsors. See the section titled “Certain Relationships and Related Party Transactions — Arrangements with Our Sponsors” below for more information. Because of their affiliations with our Sponsors or us, Messrs. Chu, Lister, Lowe, Marren, Smitham and Watts are not independent under the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Corporate Governance

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that form the framework for our governance policies and practices. All of our corporate governance materials, including the Corporate Governance Guidelines (which include the Company’s definition of director independence), Code of Business Conduct and Ethics and each of our Board committee charters, are posted on Freescale’s Investor Relations website at http://investors.freescale.com under the “Corporate Governance” section. Copies of our corporate governance materials are also available to shareholders who request them. Requests must be in writing and sent to: Secretary, Freescale Semiconductor, Ltd., 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735.

Freescale has a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees and complies with the requirements of the Sarbanes-Oxley Act of 2002 and the rules thereunder as well as the governance requirements of the New York Stock Exchange (“NYSE”). We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics (to the extent applicable to any director or any of our executive officers) on our Investor Relations website at http://investors.freescale.com under the “Corporate Governance” section.

Director Independence

We are a “controlled company” under the rules of the NYSE. Our Sponsors beneficially own a majority of our issued and outstanding common shares through our largest shareholder, Freescale Holdings L.P. As a controlled company, we are eligible for an exemption from the requirements (i) that a majority of our Board consist of independent directors and (ii) that we have a nominating and governance committee and a compensation committee, in each case composed entirely of independent directors.

Our Board has determined that Messrs. Balasubramanian, Durcan, Heneghan, Quella and Summe and Ms. Maguire are independent under the listing standard of the NYSE and our Corporate Governance Guidelines and Messrs. Heneghan and Balasubramanian and Ms. Maguire are independent under Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Communications with the Board

Shareholders or other interested parties who wish to communicate with the Board, including the Chairman and the non-management and independent directors individually or as a group, may send correspondence in care of the Secretary at Freescale’s principal offices at 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735. Our Secretary will receive all communications sent to this address, and will provide all substantive communications to the Chairman, excluding simple administrative requests that are appropriately addressed by the Secretary.

Freescale does not have a formal policy regarding Board members’ attendance at annual general meetings, but we encourage our Board members to attend the Annual General Meeting. Ten of the eleven Board members serving at the time of last year’s annual general meeting attended in person or by telephone.

Board Structure and Compensation

Our Board currently has twelve members, six of whom are independent within the meaning of the NYSE listing standards, and our Corporate Governance Guidelines.

The Board had the following standing committees during 2014: Audit and Legal; Compensation and Leadership; Nominating and Corporate Governance; and Finance. The membership during 2014 and the function of each committee are described below. All members of these committees are nominated and approved by the Board. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below. During 2014, the Board met seven (7) times and various committees of the Board met as indicated below. During 2014, no director attended fewer than 75% of the meetings held by the Board and committees on which each director served.

Board Leadership and Role in Risk Oversight

The Board believes that the decision of whether to have the same person occupy the offices of Chairman of the Board and Chief Executive Officer should be made by the Board in its business judgment after considering relevant circumstances. At this time, the Board has determined that the separation of the roles of Chairman and Chief Executive Officer results in efficient and effective operation of the Board and is in the best interests of the Company’s shareholders. Separating these positions aligns the Chairman role with our independent directors, enhances the independence of our Board from management and allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations. Our Chairman works closely with our Chief Executive Officer to set the agenda for Board meetings and to facilitate information flow between the Board and management. Mr. Summe currently serves as the Chairman of the Board. As Chairman, Mr. Summe presides at the Board meetings, as well as regularly scheduled executive sessions of the non-management directors and sessions of the independent directors.

Our management is directly responsible for executing the Company’s risk management processes. Our Board is responsible for overseeing these risk management processes. In exercising its oversight, the Board and, as appropriate, the relevant Board committee, assesses the material risks facing the Company and evaluates management’s plans for managing material risk exposures. Our Board performs this oversight function through periodic reports from management and Board committees. While our Board generally has ultimate oversight responsibility of the Company’s risk management processes, it has delegated to its committees the responsibility to oversee risk management processes associated with their respective areas of responsibility and expertise. For example, the Audit and Legal Committee has oversight responsibility for the Company’s internal audit function, compliance with the Company’s Code of Business Conduct and Ethics, internal controls and financial reporting practices, litigation, and compliance processes. The Company conducts a formal annual risk assessment to identify, analyze and report on enterprise risks. The results of this risk assessment are reported to and discussed with the Audit and Legal Committee. The Compensation and Leadership Committee has oversight responsibility for the Company’s executive talent management and succession planning and risks related to the Company’s compensation policies and practices, as described in more detail in the Compensation Practices and Risk section of the Compensation Discussion and Analysis. The Nominating and Corporate Governance Committee has oversight responsibility for the Company’s compliance with its corporate governance principles and leadership succession planning. The Finance Committee has oversight responsibility for the Company’s treasury and financial risk management policies, capital structuring and other financial transactions. The Board receives regular reports from each committee chair regarding the committee’s considerations and actions. The Board also receives regular updates from management on the Company’s business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to these topics. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for our business.

The Board’s leadership structure is consistent with the Board and its committees’ roles in risk oversight. Having management report its risk management processes to the committee with relevant responsibility and expertise ensures that the directors with the most relevant expertise analyze and oversee the applicable risk management process.

Our non-management directors regularly meet in executive session without management present and our independent directors meet in executive session at least once a year. Additionally, the Board and each committee have the power to hire at the expense of the Company, independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

Audit and Legal Committee

Our Audit and Legal Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Ms. Maguire and Messrs. Heneghan (Chairman) and Balasubramanian, each of whom are independent for purposes of the NYSE listing standards, our Corporate Governance Guidelines and Rule 10A-3 of the Exchange Act. Mr. J. Daniel McCranie served on the Board and Audit and Legal Committee until his resignation effective May 6, 2014. The Board previously determined that Mr. McCranie was independent under the listing standards of the NYSE, our Corporate Governance Guidelines and Rule 10A-3 of the Exchange Act.

Mr. Heneghan simultaneously serves on our Audit and Legal Committee and the audit committees of three other public companies. The Board has determined that Mr. Heneghan’s service on multiple public company audit committees does not impair his ability to effectively serve on our Audit and Legal Committee. In making this determination, the Board considered, among other factors, Mr. Heneghan’s service for more than four years on the Company’s Audit and Legal Committee and his extensive experience serving on multiple public company audit committees.

Pursuant to its charter and the authority delegated to it by the Board, the Audit and Legal Committee has ultimate authority and direct responsibility to appoint (where the auditor is not appointed by the shareholders), compensate (where authorized by the shareholders, if appropriate), retain, oversee, evaluate and, where appropriate, replace the independent auditors. In addition, the Audit and Legal Committee reviews performance and independence of the independent auditors and also oversees internal audit activities, compliance with the Company’s Code of Business Conduct and Ethics and legal matters, including intellectual property litigation.

Our Audit and Legal Committee reviews our annual audited financial statements and quarterly unaudited financial statements and certain other public disclosures prior to publication. The Audit and Legal Committee also meets periodically with senior management to discuss risk assessment and risk management policies.

The Board has determined that all Audit and Legal Committee members are financially literate in accordance with the NYSE listing standards and that Mr. Heneghan meets the SEC’s definition of “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. As noted above, all Audit and Legal Committee members are independent for purposes of the NYSE listing standards, our Corporate Governance Guidelines, and Rule 10A-3 of the Exchange Act. For a description of the education and experience of each of Ms. Maguire and Messrs. Balasubramanian and Heneghan, please refer to the “Nominees for Director” section above.

The Audit and Legal Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2014: eight (8).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Compensation and Leadership Committee

Our Compensation and Leadership Committee currently consists of Messrs. Summe (Chairman), Chu, Marren and Smitham. None of the members of the Compensation and Leadership Committee are independent, except for Mr. Summe, because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by our Board, the Compensation and Leadership Committee is responsible for overseeing our compensation and employee benefit plans and practices, including formulating, evaluating and approving the compensation of our executive officers and reviewing and recommending to the non-management members of the Board the compensation of our Chief Executive Officer, and for overseeing all compensation programs involving the issuance of our equity securities. For more information regarding the Compensation and Leadership Committee and the determination of executive compensation, see “Executive Compensation.” As a “controlled company,” we are not required to have a Compensation and Leadership Committee comprised entirely of independent directors. The Compensation and Leadership Committee meets as often as it deems necessary, but not less than four times a year.

Number of meetings in 2014: five (5).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Marren (Chairman), Quella, Smitham, and Watts. None of the members of the Nominating and Corporate Governance Committee are independent, except for Mr. Quella, because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by our Board, the Nominating and Corporate Governance Committee is responsible for determining selection criteria and appointment procedures for members of our Board, periodically assessing the scope and composition of our Board and evaluating the performance of its individual members.

In identifying and evaluating candidates, the Nominating and Corporate Governance Committee may take into account all of the factors it considers appropriate, which may include: (i) whether the candidate is independent in accordance with any applicable independence requirements of the NYSE, our Corporate Governance Guidelines and Rule 10A-3 of the Exchange Act; (ii) the structure and membership of the Board; (iii) specific qualifications, expertise or experiences that would complement the existing Board members including education, financial expertise, and industry experience; (iv) a candidate’s personal traits such as mature judgment, diverse background, age, professional relationships, strength of character, level of integrity, ethical standards and other intangibles that would make the candidate a positive addition to the Board and its committees; and (v) special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing members of the Board. When the committee considers diversity, it will consider diversity of experience, skills, viewpoints, race and gender, as it deems appropriate. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia is a desirable qualification for service as a director of Freescale.

The Nominating and Corporate Governance Committee will consider timely written proposals for nomination from shareholders and will evaluate a shareholder’s prospective board nominee in the same manner that it evaluates other nominees, taking into account the Board composition required under the Shareholders’ Agreement. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. For more information regarding the Board composition required under the Shareholders’ Agreement, see “Certain Relationships and Related Party

Transactions.” A shareholder who wishes to recommend a prospective board nominee for the committee’s consideration may write to Freescale’s Secretary at Freescale Semiconductor, Ltd., 6501 William Cannon Dr. West, MD OE62, Austin, TX 78735, U.S.A., Attention: Secretary. A shareholder may propose a director nominee to be considered by our shareholders at the annual general meeting provided that the relevant notice provisions in our bye-laws are met, even if such director nominee is not nominated by the Nominating and Corporate Governance Committee. For more information regarding shareholder proposals and nominations see “Future Shareholder Proposals and Nominations for the 2016 Annual General Meeting”.

As a “controlled company,” we are not required to have a Nominating and Corporate Governance Committee comprised entirely of independent directors. The Nominating and Corporate Governance Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2014: four (4).

This committee operates under a written charter adopted by our Board. The charter complies with SEC regulations and the NYSE listing standards. The charter is reviewed and reassessed regularly to ensure continued compliance with these requirements. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

Finance Committee

Our Finance Committee currently consists of Messrs. Lister (Chairman), Chu, Heneghan, Marren and Watts. Except for Mr. Heneghan, the members are not independent because of their affiliations with certain of our Sponsors. Pursuant to its charter and the authority delegated to it by the Board, the Finance Committee makes recommendations to the Board about financial policies of the Company and the nature and structure of major strategic initiatives and financial commitments and transactions and approves and reviews the Company’s policies governing the use of swaps by the Company and its subsidiaries. The Finance Committee meets as often as it deems necessary to fulfill its responsibilities.

Number of meetings in 2014: twelve (12).

This committee operates under a written charter adopted by our Board. The charter is available for public viewing on our website at http://investors.freescale.com, under the “Corporate Governance” section.

2014 Director Compensation Table

The Nominating and Corporate Governance Committee has responsibility for reviewing and considering any revisions to compensation for non-employee directors. The Board reviews the Nominating and Corporate Governance Committee’s recommendations and makes the final determination regarding compensation for non-employee directors. On August 13, 2014, the Nominating and Corporate Governance Committee reviewed the structure and competitiveness of our independent director compensation program, including an overview of the Company’s current program and a competitive analysis of Freescale’s total director compensation relative to the peer group described in the Compensation Discussion and Analysis in this proxy statement. Based on the composite market data, the Nominating and Corporate Governance Committee recommended and the Board approved, changes to the directors’ compensation program described below for compensation paid on or after August 13, 2014. It is our policy to reimburse all directors for reasonable expenses incurred in performing their duties as a director.

Cash Compensation

Our independent directors each receive an annual director fee of $70,000. Mr. Summe receives an additional annual fee of $60,000 for serving as non-executive chairman of the board and $15,000 for serving as chairman of our Compensation and Leadership Committee. Mr. Heneghan receives an additional annual fee of $25,000 for serving as chairman of our Audit and Legal Committee. None of our other committee chairs are currently independent. Independent directors receive cash fees in quarterly installments and forfeit unpaid portions of cash upon termination, retirement, disability, or death. Prior to August 13, 2014, our independent directors each received an annual director fee of $60,000; the non-executive chairman of the board received an additional annual fee of $60,000, an independent chairman of our Compensation and Leadership Committee received an additional annual fee of $10,000; and the chairman of our Audit and Legal Committee received an additional annual fee of $20,000.

Equity Compensation

Each independent director receives a restricted share unit award issued under terms of the Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan with a grant date fair value of $200,000 upon appointment to the Board and annually thereafter. Initial equity grants for new independent directors are prorated based on time served between initial appointment to the Board and the next annual general meeting. The restricted share units fully vest on the earlier of the first anniversary of the date of grant or the next annual general meeting of shareholders. Directors forfeit unvested portions of their equity award upon termination, retirement, disability, or death. Prior to August 13, 2014, our independent directors each received a restricted share unit award with a grant date fair value of $175,000 that fully vested on the first anniversary of the date of grant.

In 2013, the Board, upon the recommendation of the Compensation and Leadership Committee, adopted share ownership requirements applying to independent directors. The requirements provide that independent directors must retain 100% of their vested shares until they accumulate a minimum share ownership with a value equal to five times the annual director fee (excluding fees for chair service, except for the additional compensation given to the Chairman of the Board).

The tables below provide information concerning compensation paid to non-management directors who served during 2014.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (6)	Total ($) (h)
Krishnan Balasubramanian	62,500	112,662	175,162
Chinh E. Chu(1)	—	—	—
D. Mark Durcan(2)	26,821	149,984	176,805
Daniel J. Heneghan	83,750	174,987	258,737
Thomas Lister(1)	—	—	—
Joanne M. Maguire	62,500	29,726	92,226
John W. Marren(1)	—	—	—
J. Daniel McCranie(3)	41,868	174,987	216,855
James A. Quella(4)	32,500	166,658	199,158
Peter Smitham(1)	—	—	—
Gregory L. Summe(5)	68,750	166,658	235,408
Claudius E. Watts IV(1)	—	—	—

(1)	Non-management directors who are associated with our Sponsors do not receive compensation as a member of our Board.
(2)	Mr. Durcan received a prorated portion of his annual fees and his restricted share unit grant as a result of his appointment to the Board on August 13, 2014.
(3)	Mr. McCranie received a prorated portion of his annual fees and chairman fees as a result of his resignation from the Board on May 6, 2014.
(4)	Mr. Quella earned a prorated portion of his annual fees and his restricted share unit grant as a result of his independence status on July 1, 2014.
(5)	Mr. Summe earned a prorated portion of his annual fees, Board chair fees, Compensation and Leadership Committee chair fees and his restricted share unit grant as a result of his independence status on July 1, 2014.
(6)

On January 5, 2014, Messrs. Balasubramanian, Heneghan and McCranie and Ms. Maguire received annual restricted share units grants of 7,330, 11,385, 11,385 and 1,934 under the terms of the 2011 Omnibus Plan and the restricted share unit award agreement for directors. Note that Mr. Balasubramanian and Ms. Maguire’s awards were each prorated based on their service on the Board in 2013. On September 5, 2014, Messrs. Quella and Summe were both granted 7,806 restricted share units and Mr. Durcan was granted 7,025 restricted share units under the terms of the 2011 Omnibus Plan and the restricted share unit award agreement for directors in connection with their service on the Board. Mr. McCranie’s unvested restricted share units and options were cancelled upon his resignation. The grant date fair values associated with these restricted share unit awards are $174,987 for the January 5, 2014 grants to Messrs. Heneghan and McCranie, $112,662 for the January 5, 2014 grant to Mr. Balasubramanian, $29,726 for the January 5, 2014 grant to Ms. Maguire, $166,658 for the September 5, 2014 grant to Messrs. Quella and Summe and $149,984 for the September 5, 2014 grant to Mr. Durcan, as calculated in accordance with ASC Topic 718. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report on Form 10-K”). The aggregate number of outstanding restricted share units and options held by our directors on December 31, 2014 were as follows:

Name	Restricted Share Units Outstanding on December 31, 2014	Options Outstanding on December 31, 2014
Krishnan Balasubramanian	7,330	—
D. Mark Durcan	7,025	—
Daniel J. Heneghan	12,805	12,810
Joanne M. Maguire	1,934	—
James A. Quella	7,806	—
Gregory L. Summe	7,806	—

PROPOSAL 2:

Appointment of KPMG LLP as Freescale’s Independent Auditors for Fiscal 2015

The Audit and Legal Committee of the Board has recommended and asks that you appoint KPMG LLP as independent auditors to audit the accounts of Freescale for the fiscal year ending December 31, 2015, and authorize the Audit and Legal Committee of the Board to determine the independent auditors’ fees. According to Bermuda law, an auditor is appointed for a one-year term beginning at the annual general meeting at which it is appointed and continuing until the close of the next annual general meeting.

The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment and to authorize the Audit and Legal Committee to determine the independent auditors’ fees. If an auditor is not appointed by a majority of the votes cast at the Annual General Meeting, the Audit and Legal Committee will appoint KPMG LLP as the independent auditors to audit the accounts of Freescale for the fiscal year ending December 31, 2015, and the Audit and Legal Committee will determine the independent auditors’ fees. Abstentions will have no effect on the outcome of this proposal.

Independent Registered Public Accounting Firm

KPMG LLP served as Freescale’s independent public accountants for the fiscal year ended December 31, 2014, and has audited our annual financial statements since 2006.

Representatives of KPMG LLP will be present at the Annual General Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders at the Annual General Meeting.

The aggregate fees for professional services rendered by KPMG LLP to Freescale were $2,180,000 for 2014 and $2,261,000 for 2013.

Auditors’ Fees

The following table shows the fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements and review of our interim financial statements for 2014 and 2013, and fees for other services rendered by KPMG LLP for 2014 and 2013:

	Year Ended December 31,
Fees	2014	2013
Audit Fees (1)	$1,885,000	$1,800,000
Audit-Related Fees (2)	283,000	420,000
Tax Fees	—	—
All Other Fees (3)	12,000	41,000

Total Fees	$2,180,000	$2,261,000

(1)	Consists of services rendered primarily in connection with the audit of our annual financial statements, reviews of our interim financial statements and statutory audits.
(2)	Consists of services rendered in connection with our debt refinancing transactions and equity offering.
(3)	Consists of services rendered in connection with local attestation requirements and other miscellaneous fees.

Audit and Legal Committee Pre-Approval Policies

In addition to retaining KPMG LLP to audit Freescale’s consolidated financial statements for 2014, KPMG LLP was retained to provide auditing and attestation services in 2014. The Audit and Legal Committee is required to pre-approve all audit and non-audit services and fees charged by KPMG LLP.

The Audit and Legal Committee has formal policies and procedures in place with regard to the approval of all professional services provided by KPMG LLP to Freescale. Below is a summary of the 2014 policies and procedures.

The Audit and Legal Committee provided approval to authorize payment for any “Audit”, “Audit-Related”, “Tax” and “All Other” services up to an approved budget. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews, and if necessary, approves an updated estimate of such authorization in comparison to the overall budget.

The Audit and Legal Committee provided Freescale’s Chief Accounting Officer with the authority to pre-approve non-budgeted fees of less than $25,000, so long as the services were included in the list of services approved by the Audit and Legal Committee up to an aggregate amount of $150,000. The Chief Accounting Officer is required to report any approval decisions to the Audit and Legal Committee at its next regular meeting. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews and approves any other fees and services.

In 2014, management did not approve any services that were not on the list of services pre-approved by the Audit and Legal Committee.

The Board recommends a vote “For” the appointment of KPMG LLP as Freescale’s independent auditors for the fiscal year ending December 31, 2015, and authorization of the Audit and Legal Committee to determine the independent auditors’ fees.

PROPOSAL 3:

Non-binding, Advisory Vote on Named Executive Officer Compensation

We are providing the following advisory vote to approve the compensation of our Named Executive Officers as required under Section 14A of the Exchange Act. At our 2012 annual general meeting, a non-binding, advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. A majority of the votes cast on the proposal were in favor of holding an advisory vote on an annual basis. As a result, Freescale’s Board has elected to hold advisory votes on Named Executive Officer compensation on an annual basis.

We are requesting our shareholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion & Analysis (“CD&A”), related compensation disclosure tables and narrative disclosures of this proxy statement.

For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends a vote “For” the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this proxy statement.”

You may vote “For” or “Against” this proposal, or you may abstain from voting. Although the vote on this Proposal 3 is advisory and non-binding, the Compensation and Leadership Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program. For shareholders to adopt the non-binding resolution approving the compensation of our Named Executive Officers, a majority of the votes cast must vote “For” this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board recommends a vote “For” the approval of the non-binding, advisory vote on Named Executive Officer compensation.

Executive Officers

In addition to Mr. Lowe, our President and Chief Executive Officer, whose biographical information is presented in the “Nominees for Director” section, the following persons serve as the executive officers of the Company and Freescale Semiconductor, Inc. as of the date of this proxy statement. Our executive officers are employees of Freescale Semiconductor, Inc.

James Bates, 43, is our Senior Vice President and General Manager, Analog & Sensors and has served in this role since September 2012. Prior to joining Freescale, from August 2007 to July 2012, Mr. Bates was vice president and general manager at Maxim Integrated where he led the Signal Processing and Conditioning Group. From July 2001 to August 2007, Mr. Bates was vice president of Asian Operations for Silicon Laboratories. Early in his career, Mr. Bates served as an RF and mixed signal design engineer at Bell Laboratories and transitioned to several marketing roles at Lucent Technologies.

Robert J. Conrad, 55, is our Senior Vice President and General Manager, Automotive MCUs and has served in this role since October 2012. Mr. Conrad joined Freescale from Fairchild Semiconductor, where he ran the analog and low-voltage discrete business, along with technology development and strategy, serving as senior vice president of Strategy from September 2011 to October 2012, executive vice president of Mobile, Computing, Consumer and Communications from December 2007 to September 2011, executive vice president of Analog from May 2006 to December 2007, and senior vice president of Analog and Integrated Circuits from September 2003 to May 2006. Prior to that, Mr. Conrad served as chief executive officer, president and board member of Trebia Networks from April 2001 to March 2003, vice president and product line director of the DSP business at Analog Devices Inc. from April 1995 to March 2001, and in various engineering and business management positions at Texas Instruments Inc. from September 1979 to March 1995. Mr. Conrad was previously a director of Mindspeed Technologies, Inc. from August 2010 until the sale of the company in December 2013.

Thomas L. Deitrich, 48, is our Senior Vice President and General Manager, Digital Networking and has served in this role since October 2012. Mr. Deitrich has also managed our cellular products portfolio since April 2009. From January 2012 to October 2012, Mr. Deitrich served as our senior vice president and general manager, Networking and Multimedia Solutions Group. From April 2009 to December 2011, Mr. Deitrich served as our senior vice president and general manager, Radio Frequency, Analog and Sensor Group. From October 2007 to April 2009, Mr. Deitrich managed the Cellular Products Group and from September 2006 to October 2007, he was the division general manager for the Cellular Division. Prior to joining Freescale, Mr. Deitrich served as senior vice president, original design manufacturers, Design and Vertical Integration at Flextronics International, Inc., an electronics manufacturing services provider, from October 2003 to September 2006, and senior vice president, American Standards, Product Business Group at Sony Ericsson, a global mobile phone manufacturer, from October 2001 to September 2003.

Daniel Durn, 48, is our Senior Vice President and Chief Financial Officer and has served in this role since June 2014. Before joining Freescale, from 2011 to 2014 Mr. Durn served as chief financial officer and executive vice president of Finance and Administration at GLOBALFOUNDRIES, Inc., a semiconductor foundry. Prior to that role, from 2009 to November 2011, Mr. Durn served as head of the investment and strategy unit of GLOBALFOUNDRIES’ parent company, the Advanced Technology Investment Company (“ATIC”), a $15 billion private equity company. Prior to joining ATIC, from 2000 to 2009, Mr. Durn served as vice president in technology investment banking at Goldman, Sachs & Company and was a member of their merger leadership group.

Jeffrey R. Elson, 57, is our Senior Vice President of Human Resources and Security and has served in this role since September 2012. In February 2009, Mr. Elson took early retirement after a 28 year career at Texas Instruments and remained retired until joining Freescale in 2012. Mr. Elson served as the HR director for the High Performance Analog division at Texas Instruments from May 2001 to February 2009.

Paul Hart, 38, is our Senior Vice President and General Manager, Radio Frequency (RF) and has served in this role since May 2014. Mr. Hart joined the Company as an RF engineer in 2001. He served as an RF Systems & Solutions manager from December 2010 to May 2014, as a Global RF Applications manager from February 2009 to December 2010, and as a North American RF Applications manager from 2007 to February 2009.

Randy A. Hyzak, 45, is our Vice President and Chief Accounting Officer and has held this position since February 2009. From February 2005 to January 2009, Mr. Hyzak served in various other accounting capacities at Freescale, including as our corporate controller. Prior to joining us in February 2005, Mr. Hyzak was a senior manager with the public accounting firm Ernst & Young LLP where he primarily served large global Fortune 500 clients during his eleven years with the firm.

Keivan Keshvari, 50, is our Senior Vice President, Supply Chain Operations and has served in this role since February 2015. From June 2009 to February 2015, Mr. Keshvari served as our vice president, Manufacturing Operations and prior to that served in various other engineering and operations capacities since joining the Company in 1988.

Geoffrey Lees, 58, is our Senior Vice President and General Manager, Microcontrollers, and has served in this role since October 2012. From May 2011 to October 2012, he served as our vice president and general manager of the Industrial & Multi-Market division. From 2007 to May 2011, Mr. Lees was vice president and general manager of Product Line Microcontrollers at NXP and its predecessor, Philips Semiconductors. Prior to this, he held various positions in systems design, software and applications engineering and management in industrial, distribution and semiconductor companies.

David W. Reed, 56, is our Senior Vice President and General Manager, Manufacturing Operations, and has served in this role since October 2012. Mr. Reed has extensive international experience with global execution of fabs, assembly/test, packaging, R&D, foundries and joint ventures for Analog, Automotive, Logic and Wireless customers. From November 2010 to October 2012, he served as vice president and general manager at GLOBALFOUNDRIES, Inc., where he led the 28nm production in Dresden, Germany and turn-key, reticle and back-end operations. Prior to that, Mr. Reed spent more than 20 years at Texas Instruments leading fabs, assembly/test and other operations supporting the analog, digital and MEMs businesses of Texas Instruments. During 2008 to 2010, Mr. Reed’s global responsibilities included customer engineering, automotive, test, packaging and quality for Texas Instruments’ products and analog product delivery.

Brandon Tolany, 40, is our Senior Vice President, Chief Sales and Marketing Officer and has served in this role since September 2013. Mr. Tolany previously served as our vice president of Global Marketing for Microcontrollers from April 2013 to September 2013. From August 2009 through March 2013, he served as director of sales and field application engineers for Freescale’s Americas West Region. Mr. Tolany started his career at Freescale in 2004 as a marketing manager for the i.MX applications processor product line. Prior to joining Freescale, he was director of sales & business development for Luminent where he led global marketing efforts, and he was a product manager at Mitsubishi Electric.

Jennifer B. Wuamett, 49, is our Senior Vice President, General Counsel and Secretary and has served in this role since January 2014. Previously, Ms. Wuamett served as Freescale’s vice president & chief intellectual property counsel since 2004. Prior to that, she served as IP law director with the Company’s global strategic IP counseling team. Before joining the Company, Ms. Wuamett was an attorney in private practice with the national law firm Quarles & Brady, located in the firm’s Phoenix, Arizona office.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our common shares as of March 10, 2015, by:

•	each person who is known by us to beneficially own more than 5% of our common shares,

•	each of our directors,

•	each of the Named Executive Officers, and

•	all of our directors and executive officers as a group.

The Sponsors and members of our management own our common shares indirectly through their holdings in Freescale Holdings L.P. (“Freescale LP”), and members of our management also hold our common shares directly. Freescale Holdings GP, Ltd. (“Freescale GP”) is the general partner of Freescale LP and, as such, exercises voting and investment power with respect to all shares held by Freescale LP. As of March 10, 2015, Freescale GP was owned equally and controlled by investment funds associated with or advised by our Sponsors, as set forth in more detail in note (1) to the table below. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. However, in the event that Freescale LP were to liquidate, our common shares then held by Freescale LP would be distributed to the limited partners of Freescale LP based on their respective ownership of limited partnership interests in Freescale LP at the time of liquidation. Our Sponsors may at any time elect to liquidate Freescale LP, and Freescale GP is required to liquidate Freescale LP at such time as Freescale LP owns less than 20% of our outstanding common shares, unless a majority of the Sponsors elect not to liquidate Freescale LP. The respective ownership of Freescale LP limited partnership interests by the principal shareholders is set forth in the notes to the table below. As of March 10, 2015, Freescale LP beneficially owned 64.93% of our common shares.

Percentage computations are based on 307,223,212 common shares outstanding as of March 10, 2015.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth above and in the notes to the table. Information with respect to each fund described in the table is based on information provided to us by such funds. Unless otherwise indicated, the address of each person named in the table is c/o Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735.

Name of Beneficial Owner	Common Shares Beneficially Owned	% of Common Shares Beneficially Owned
Freescale LP(1)	205,671,482	64.93%
Freescale GP(1)	205,671,482	64.93%
Blackstone Funds(1)(2)	205,671,482	64.93%
Carlyle Funds(1)(3)	205,671,482	64.93%
Permira Funds(1)(4)	205,671,482	64.93%
TPG Funds(1)(5)	205,671,482	64.93%
FMR LLC(6)	39,429,977	12.83%
Krishnan Balasubramanian	18,398	*
Chinh E. Chu(1)(2)	—	—
D. Mark Durcan(7)	7,025	*
Daniel J. Heneghan(8)	45,391	*
Thomas H. Lister(1)(4)	—	—
Gregg A. Lowe(9)	722,685	*
Joanne M. Maguire	13,936	*
John W. Marren(1)(5)	—	—
James A. Quella(10)	7,806	*
Peter Smitham(1)(4)	—	—
Gregory L. Summe(3)(11)	7,806	*
Claudius E. Watts IV(1)(3)	—	—
Daniel Durn	—	—
James Bates(12)	35,071	*
Robert J. Conrad(13)	108,808	*
Thomas L. Deitrich(14)	233,655	*
Alan Campbell(15)	26,560	*
Directors and executive officers as a group(16)	1,580,014	*

*	Represents less than 1%.

(1)	Includes 9,534,587 common shares subject to a currently exercisable warrant (the “Warrant”). Freescale GP is the general partner of Freescale LP and as such exercises voting and investment power (or has “beneficial ownership”) with respect to our common shares held by Freescale LP. The address of both Freescale GP and Freescale LP is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154. Freescale GP is owned equally by the Blackstone Funds, the Carlyle Funds, the Permira Funds and the TPG Funds (each as defined in notes (2) through (5) below, and collectively, the “GP Funds”). The GP Funds exercise control over Freescale GP and have the right to appoint a majority of its board of directors. Each of Stephen A. Schwarzman, Nigel Carey, Thomas H. Lister, Paul Cutts, Peter Gibbs, Alistair Boyle, John Marren, David Bonderman and James G. Coulter (the “Applicable Individuals”) are listed in notes (2) through (5) below as a person who may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the applicable GP Fund. Each Applicable Individual may also be deemed to have beneficial ownership of our common shares held by Freescale LP due to each such person’s relationship to the applicable GP Fund, as described in notes (2) through (5) below. Each of the GP Funds and each Applicable Individual disclaims beneficial ownership of our common shares held by Freescale LP. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. As of March 10, 2015, Freescale LP had outstanding 7,069,672 Class A limited partnership interests and 129,749 Class B limited partnership interests. Holders of Class B limited partnership interests are solely entitled to receive a percentage of all distributions, if any, made by Freescale LP after the holders of the Class A limited partnership interests have received a return of their invested capital. None of our principal shareholders hold any Class B limited partnership interests.
(2)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. The address of each of the entities and persons listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154. The information included below regarding Freescale LP Ownership relates solely to the Blackstone Class A Funds’ (defined below) economic interest in Freescale LP. Mr. Chu was appointed to the Board by the Blackstone Funds.

Freescale GP Ownership: The Blackstone Funds (as defined below) hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 88 shares held by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), whose general partner is Blackstone Management Associates (Cayman) V L.P. (“BMA V”); (ii) 82 shares held by Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), whose general partner is BMA V; (iii) 70 shares held by BCP (Cayman) V-S L.P. (“BCP V-S”), whose general partner is BMA V; (iv) 7 shares held by Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”), whose general partner is Blackstone Family GP L.L.C.; (v) 2 shares held by Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”), whose general partner is BCP V GP L.L.C.; and (vi) 1 share held by Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD and BFIP V, the “Blackstone Funds”), whose general partner is BCP V GP L.L.C.

Freescale LP Ownership: The Blackstone Class A Funds hold 3,395,055 Class A limited partnership interests in Freescale LP, representing 48.02% of the total Class A limited partnership interests outstanding, as follows: (i) 424,088.17 Class A limited partnership interests held by BCP V, whose general partner is BMA V; (ii) 392,632.86 Class A limited partnership interests held by BCP V-A, whose general partner is BMA V; (iii) 336,297.30 Class A limited partnership interests held by BCP V-S, whose general partner is BMA V; (iv) 31,793.46 Class A limited partnership interests held by BFIP V-SMD, whose general partner is Blackstone Family GP L.L.C.; (v) 12,378.17 Class A limited partnership interests held by BFIP V, whose general partner is BCP V GP L.L.C.; (vi) 2,809.04 Class A limited partnership interests held by BPP V, whose general partner is BCP V GP L.L.C.; (vii) 807,555.52 Class A limited partnership interests held by BCP V Co-Investors (Cayman) L.P. (“BCP V Co-Investors”), whose general partner is BMA V; (viii) 750,000 Class A limited partnership interests held by Blackstone Firestone Principal Transaction Partners (Cayman) L.P. (“BFPTP”), whose general partner is BMA V; and (ix) 637,500 Class A limited partnership interests held by Blackstone Firestone Transaction Participation Partners (Cayman) L.P. (“BFTPP” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD, BFIP V, BPP V, BCP V Co-Investors and BFPTP, the “Blackstone Class A Funds”), whose general partner is BMA V.

Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) and BCP V GP L.L.C. are the general partners of BMA V. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, Mr. Schwarzman is a director and controlling person of BLRA. Blackstone Family GP L.L.C. is controlled by its founding member, Mr. Schwarzman.

Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the common shares attributable to the interests in Freescale Holdings L.P. and Freescale Holdings GP, Ltd. held by the Blackstone Funds or the Blackstone Class A Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such interests.

Mr. Chu is a Senior Managing Director of The Blackstone Group and is not deemed to beneficially own the shares beneficially owned by the Blackstone Funds or the Blackstone Class A Funds beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Blackstone Funds or the Blackstone Class A Funds.

(3)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. The address of CEP II Participations S.à r.l. SICAR is 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The address of each of the other entities and persons identified in this note is c/o The Carlyle Group, 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, DC 20004. The information included below regarding Freescale LP Ownership relates solely to the Carlyle Funds’ economic interest in Freescale LP.

Mr. Summe and Mr. Watts were appointed to the Board by the Carlyle Funds. Mr. Watts is a Managing Director at The Carlyle Group. Mr. Summe was a Managing Director at the Carlyle Group until May 31, 2014, and is no longer affiliated with The Carlyle Group. Mr. Watts disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Carlyle Funds.

Freescale GP Ownership: The Carlyle Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 167 shares held by Carlyle Partners IV Cayman, L.P. (“CP IV”); (ii) 7 shares held by CP IV Coinvestment Cayman, L.P. (“CP IV Co-Investment” and, together with CP IV, the “CP IV Funds”); (iii) 33 shares held by CEP II Participations S.à r.l. SICAR (“CEP II P”); (iv) 27 shares held by Carlyle Asia Partners II, L.P. (“CAP II”); (v) 1 share held by CAP II Co-Investment, L.P. (“CAP II Co-Investment” and, together with CAP II, the “CAP II Funds”); (vi) 14 shares held by Carlyle Japan Partners, L.P. (“CJP”) and (vii) 1 share held by CJP Co-Investment, L.P. (“CJP Co-Investment” and, together with CJP, the “CJP Funds”). The shares of Freescale GP beneficially owned by the CP IV Funds, CEP II P, the CAP II Funds and the CJP Funds (together, the “Carlyle Funds”) are collectively referred to as the “Carlyle Shares.” The general partner of each of the CP IV Funds is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The sole shareholder of CEP II P is Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CAP II Funds is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CJP Funds is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P.

Freescale LP Ownership: The Carlyle Funds hold 1,125,000 Class A limited partnership interests in Freescale LP, representing 15.91% of the total Class A limited partnership interests outstanding, as follows: (i) 754,527.16 Class A limited partnership interests held by CP IV; (ii) 30,472.84 Class A limited partnership interests held by CP IV Co-Investment; (iii) 150,000.00 Class A limited partnership interests held by CEP II P; (iv) 121,585.87 Class A limited partnership interests held by CAP II; (v) 3,414.13 Class A limited partnership interests held by CAP II Co-Investment; (vi) 61,494 Class A limited partnership interests held by CJP; and (vii) 3,506 Class A limited partnership interests held by CJP Co-Investment. The Class A limited partnership interests beneficially owned by the Carlyle Funds are collectively referred to as the “Carlyle LP Interests.” The general partner of each of the CP IV Funds is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The sole shareholder of CEP II P is Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CAP II Funds is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings Sub LP. The general partner of each of the CJP Funds is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub LP. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group

L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P.

(4)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and Alistair Boyle are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the Permira Funds, as described below. Each of Mr. Carey, Mr. Cutts, Mr. Lister, Mr. Gibbs and Mr. Boyle disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this note is c/o Permira IV Managers L.P., Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL. The information included below regarding Freescale LP Ownership relates solely to the Permira Class A Funds’ and Co-Investors’ (defined below) economic interest in Freescale LP.

Mr. Lister and Mr. Smitham were appointed to the Board by the Permira Funds. Mr. Lister is a Co-Managing Partner of Permira. As of December 31, 2009, Mr. Smitham retired as a Partner of Permira but remains a member of Permira Advisers, LLP. Each of Mr. Lister and Mr. Smitham disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Permira Funds or the Permira Class A Funds and Co-Investors.

Freescale GP Ownership: The Permira Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 196 shares held by Permira IV L.P. 2 (“P IV 2”), whose manager is Permira IV Managers L.P.; (ii) 49 shares held by P4 Sub L.P. 1 (“P4 1”), whose manager is Permira IV Managers L.P.; (iii) 4 shares held by Permira Investments Limited (“PIL”); and (iv) 1 share held by P4 Co-Investment L.P. (“P4 Co-Investment” and, together with P IV 2, P4 1, and PIL, the “Permira Funds” ), whose general partner is Permira IV G.P. L.P. P4 1 and P IV 2 are together known as “Permira IV.” Permira IV Managers L.P. may be deemed to have investment powers and beneficial ownership with respect to the shares owned by the Permira Funds by virtue of being manager of Permira IV and by virtue of co-investment arrangements between the entities comprising the Permira Funds, but disclaims beneficial ownership of such shares. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and Alistair Boyle are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the shares of Freescale GP held or controlled by the Permira Funds, but each of them disclaims beneficial ownership of such shares.

Freescale LP Ownership: The Permira Class A Funds and Co-Investors hold 1,363,749 Class A limited partnership interests in Freescale LP, representing 19.29% of the outstanding Class A limited partnership interests, as follows: (i) 218,670.31 Class A limited partnership interests held by P4 1, whose manager is Permira IV Managers L.P.; (ii) 883,488.97 Class A limited partnership interests held by P IV 2, whose manager is Permira IV Managers L.P.; (iii) 17,790.31 Class A limited partnership interests held by PIL; (iv) 5,050.41 Class A limited partnership interests held by P4 Co-Investment, whose general partner is Permira IV G.P. L.P.; (v) 4,500 Class A limited partnership interests held by Wilshire Private Markets Short Duration Fund I, L.P. (“SDF I”), whose general partner is whose general partner is Wilshire U.S. Private Markets VII, LLC; (vii) 75,000 Class A limited partnership interests held by Uberior Co-Investments Limited (“Uberior”); (viii) 50,000 Class A limited partnership interests held by Partners Group Access III, L.P. (“PGA III”), whose general partner is Partners Group Management III Limited; (ix) 15,000 Class A limited partnership interests held by A.S.F. Co-Investment Partners III, L.P. (“ASF III”), whose general partner is PAF 6/05, LLC; (x) 13,062.45 Class A limited partnership interests held by European Strategic Partners (“ESP”), whose manager is SL Capital Partners LLP; (xi) 1,536.05 Class A limited partnership interests held by European Strategic Partners Scottish B (“ESPSB”), whose manager is SL Capital Partners LLP; (xii) 1,330.56 Class A limited partnership interests held by European Strategic Partners Scottish C (“ESPSC”), whose manager is SL Capital Partners LLP; (xiii) 3,117.73 Class A limited partnership interests held by European Strategic Partners 1-LP (“ESP 1”), whose manager is SL Capital Partners LLP; (xiv) 53.21 Class A limited partnership interests held by ESP Co-Investment Limited Partnership (“ESP Co-Investment”), whose manager is SL Capital Partners LLP; (xv) 18,400 Class A limited partnership interests held by ESP II Conduit LP (“ESP II”), whose manager is SL Capital Partners LLP; (xvi) 17,200 Class A limited partnership interests held by ESP 2004 Conduit LP (“ESP 2004”), whose manager is SL Capital Partners LLP; (xvii) 10,800 Class A limited partnership interests held by ESP 2006 Conduit LP (“ESP 2006”), whose manager is SL Capital Partners LLP; (xviii) 5,100 Class A limited partnership interests held by ESP Tidal Reach LP (“ESPTR”), whose manager is SL Capital Partners LLP; (xix) 11,400 Class A limited partnership interests held by Edcastle Limited Partnership (“ELP”), whose manager is SL Capital Partners LLP; (xx) 6,250 Class A limited partnership interests held by North American Strategic Partners, LP (“NASP”), whose manager is SL Capital Partners LLP; and (xxi) 1,500 Class A limited partnership interests held by Rose Nominees Limited a/c 21425 (“RNL” and, together with P4 1, P IV 2, PIL, P4 Co-Investment, SDF I, PMF VII, Uberior, PGA III, ASF III, ESP, ESPSB, ESPSC, ESP 1, ESP Co-Investment, ESP II, ESP 2004, ESP 2006, ESPTR, ELP and NASP, the “Permira Class A Funds and Co-Investors”). P4 1 and P IV 2 are together known as Permira IV. Permira IV Managers L.P. may be deemed to have beneficial ownership with respect to the Class A limited partnership interests held or controlled by the Permira Class A Funds and Co-Investors by virtue of being manager of Permira IV and by virtue of co-investment arrangements and proxies between the entities comprising the Permira Class A Funds and Co-Investors, but disclaims beneficial ownership of such interests. Nigel Carey, Paul Cutts, Thomas Lister, Peter Gibbs and Alistair Boyle are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the Class A limited partnership interests in Freescale LP held or controlled by the Permira Class A Funds and Co-Investors, but each of them disclaims beneficial ownership of such interests.

(5)	Represents shares held by Freescale LP and includes 9,534,587 shares subject to the Warrant. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”) and may therefore be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the TPG Funds, as described below. Each of Mr. Bonderman and Mr. Coulter disclaims beneficial ownership of our common shares held by Freescale LP. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. The information included below regarding Freescale LP Ownership relates solely to the TPG Funds’ economic interest in Freescale LP. Mr. Marren was appointed to the Board by the TPG Funds. Mr. Marren is a TPG partner. Mr. Marren does not have voting or investment power over, and disclaims beneficial ownership of, the shares of Freescale GP or interests of Freescale LP owned by the TPG Funds and disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale GP Ownership: The TPG Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 75 shares held by TPG Partners IV-AIV, L.P. (“Partners IV”), whose general partner is TPG GenPar IV-AIV, L.P., whose general partner is TPG GenPar IV-AIV Advisors, Inc., whose sole shareholder is TPG Holdings I, L.P. (“TPG Holdings”); (ii) 174.17 shares held by TPG Partners V-AIV, L.P. (“Partners V”), whose general partner is TPG GenPar V-AIV, L.P., whose general partner is TPG GenPar V-AIV Advisors, Inc., whose sole shareholder is TPG Holdings; (iii) 0.46 shares held by TPG FOF V-A, L.P. (“TPG FOF A”) and (iv) 0.27 shares held by TPG FOF V-B, L.P. (“TPG FOF B” and, together with Partners IV, Partners V and TPG FOF A, the “TPG Funds”). The general partner of each of TPG FOF A and TPG FOF B is TPG GenPar V, L.P., whose general partner is TPG GenPar V Advisors, LLC, whose sole member is TPG Holdings, whose general partner is TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is Group Advisors. David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to have beneficial ownership of the shares held or controlled by the TPG Funds. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale LP Ownership: The TPG Funds hold 999,999 Class A limited partnership interests of Freescale LP (the “TPG Interests”), representing 14.14% of the Class A limited partnership interests outstanding, as follows: (i) 300,000 Class A limited partnership interests held by Partners IV; (ii) 696,706 Class A limited partnership interests held by Partners V; (iii) 1,823 Class A limited partnership interests held by TPG FOF A; and (iv) 1,470 Class A limited partnership interests held by TPG FOF B. David Bonderman and James G. Coulter, as officers and sole shareholders of the ultimate general partner of each of the TPG Funds, may be deemed to have beneficial ownership of the TPG Interests. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of the TPG Interests.

(6)	Information about the number of common shares owned by FMR LLC (“FMR”) is based solely on a Schedule 13G filed by FMR with the SEC on February 13, 2015, reporting share ownership as of December 31, 2014. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210. FMR, along with certain of its subsidiaries and affiliates, and other companies, beneficially owned 39,429,977 in aggregate, has sole power to vote 2,405,305 shares and the sole power to dispose of 39,429,977 shares of common stock. Edward C. Johnson 3d is a Director and the Chairman of FMR and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(7)	Includes 7,025 restricted share units that will vest within 60 days of March 10, 2015.
(8)	Includes (i) 9,606 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 10, 2015 and (ii) 710 restricted share units that will vest within 60 days of March 10, 2015.
(9)	Includes (i) 538,780 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 10, 2015 and (ii) 31,452 restricted share units that will vest within 60 days of March 10, 2015.
(10)	Includes 7,806 restricted share units that will vest within 60 days of March 10, 2015.
(11)	Includes 7,806 restricted share units that will vest within 60 days of March 10, 2015.
(12)	Includes (i) 24,579 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 10, 2015 and (ii) 5,991 restricted share units that will vest within 60 days of March 10, 2015.
(13)	Includes (i) 76,657 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 10, 2015 and (ii) 5,991 restricted share units that will vest within 60 days of March 10, 2015.
(14)	Includes (i) 129,992 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 10, 2015 and (ii) 30,885 restricted share units that will vest within 60 days of March 10, 2015.
(15)	Includes 26,560 restricted share units vested and that will vest within 60 days of March 10, 2015. Mr. Campbell also holds 742 Class A limited partnership interests in Freescale LP, representing less than 1% of the Class A limited partnership interests outstanding.
(16)	Includes (i) 1,036,857 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 10, 2015, and (ii) 136,517 restricted share units vested and that will vest within 60 days of March 10, 2015.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains our compensation philosophy and the factors considered in establishing our executive compensation program in 2014 for the Chief Executive Officer, the current and former Chief Financial Officer and the three highest paid individuals who were executive officers in 2014 (collectively, the Named Executive Officers):

Name	Title
Gregg A. Lowe	President and Chief Executive Officer
Daniel Durn	Senior Vice President and Chief Financial Officer
James Bates	Senior Vice President and General Manager, Analog and Sensors
Robert J. Conrad	Senior Vice President and General Manager, Automotive MCUs
Thomas L. Deitrich	Senior Vice President and General Manager, Digital Networking
Alan Campbell	Former Senior Vice President and Chief Financial Officer

On June 2, 2014, Daniel Durn replaced Alan Campbell as Senior Vice President and Chief Financial Officer of the Company. Mr. Campbell remained employed by the Company until February 13, 2015, and performed tasks as assigned by the Chief Executive Officer. Compensation received by Mr. Durn as part of his offer of employment is described in the “Chief Financial Officer Transition” section below.

Compensation and related matters are reviewed and approved by the Compensation and Leadership Committee of the Company and the Compensation and Leadership Committee of Freescale Semiconductor, Inc., which we refer to collectively as the Compensation Committee. The Compensation Committee of the Company and Freescale Semiconductor, Inc. consist of the same members. All of our Named Executive Officers are employees of Freescale Semiconductor, Inc.

The Compensation Committee is responsible for all aspects of compensation for our Named Executive Officers, except the Board approves equity incentive awards granted to executive officers, and the non-management members of the Board have the sole authority to approve all elements of compensation paid to our Chief Executive Officer.

2014 Shareholder Advisory Vote on Executive Compensation

The Board has adopted a policy providing for an annual non-binding advisory vote on our executive compensation and policies as disclosed in our proxy statement. This policy is consistent with our shareholders’ preference established in April 2012 on the frequency of future advisory votes on compensation for our Named Executive Officers. In May 2014, approximately 94% of our common shares were voted in support of the Company’s executive compensation and policies as disclosed, including more than 82% of the common shares voted by our non-affiliate shareholders. Additionally, we received feedback on our proxy proposals, including executive compensation from several of our largest shareholders prior to the 2014 annual meeting of shareholders. This feedback was presented to and discussed by the Board and its committees as appropriate. After a review of the non-binding advisory vote and the feedback from shareholders, the Compensation Committee determined not to make material changes to our executive compensation policies and practices.

Governance Practices

We maintain several practices to help ensure our executive compensation and policies reflect sound compensation design features, including the following:

	WHAT WE DO		WHAT WE DON’T DO
✓ ✓ ✓ ✓ ✓ ✓

Embrace a pay for performance philosophy

Maintain share ownership requirements for our senior executives

Enhance executive officer retention with multi-year vesting schedules for long-term incentive awards

Equity incentive awards include double-trigger change in control provisions

Compensation Committee retains an independent compensation consultant

Our performance-based compensation programs use a variety of objective performance measures, including total relative shareholder return performance, revenue, gross margin and adjusted earnings per share

✗ ✗ ✗ ✗

Grant options with exercise prices at less than fair market value of our common shares on the date of grant

Allow for repricing of options without shareholder approval

Allow hedging transactions and short sales by executive officers and directors

Provide special retirement benefits designed solely for executive officers

Compensation Philosophy

The Compensation Committee believes that well-designed compensation programs are critical to attract and retain the right people, incentivize beneficial behaviors and create long-term returns for our shareholders. The Compensation Committee also embraces a pay-for-performance philosophy that provides increased levels of actual compensation for performance above expectations and lower levels of actual compensation for performance below expectations.

Guiding Principles

In accordance with this philosophy, the Compensation Committee is guided by the following principles in structuring and administering compensation programs:

•	align the interests of management with the long-term interests of shareholders, without encouraging excessive or inappropriate risk taking;

•	design programs that are fiscally sound, affordable and maximize the value to shareholders and management;

•	design programs that are equitable, reasonable and market-oriented in comparison to similar positions in comparable corporations;

•	motivate and reward management to maximize performance and enterprise value by focusing on measurable short- and long-term objectives;

•	generally establish target compensation levels at the median of the composite market data, with deviations from the median as appropriate based on individual circumstances;

•	incorporate an increasing proportion of variable and at-risk compensation as an individual’s level of responsibility and ability to affect our results increase; and

•

align compensation with our pay-for-performance philosophy and recognize individual contribution through application of specific performance criteria that, to the maximum extent possible, are quantifiable.

Compensation Consultant

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Frederic Cook & Co.”) to provide independent, objective, third-party advice on the Company’s executive compensation programs, recommendations regarding program design, and the Named Executive Officers’ compensation. Frederic Cook & Co. also provides advice to the Nominating and Corporate Governance Committee regarding the Company’s independent director compensation program. The Compensation Committee assessed the independence of Frederic Cook & Co. under NYSE listing standards and concluded that no conflict of interest exists. No additional services were provided by Frederic Cook & Co. to the Company.

Peer Group Comparability and Composite Market Data

The Compensation Committee evaluates our peer group annually, considering the following factors for potential peer companies: (i) revenue range of 0.5x to 2.0x of the Company’s revenue; (ii) enterprise value range of 0.3x to 3.0x of the Company’s value; (iii) whether they engage in the semiconductor business or other electronics business; and (iv) whether they have executive positions similar to those at the Company. The Compensation Committee believes enterprise value to be a more appropriate measure than market capitalization in selecting peer companies, given our current capital structure, as enterprise value provides a more accurate total valuation in comparison to peer companies. For the 2014 peer group, the Compensation Committee approved the following peer group with no changes from the prior year:

Advanced Micro Devices, Inc.	Broadcom Corporation	Micron Technology, Inc.
Altera Corporation	Linear Technology Corporation	NVIDIA Corporation
Analog Devices, Inc.	LSI Corporation	ON Semiconductor
Applied Materials, Inc.	Marvell Technology Group Ltd.	SanDisk Corporation
Atmel Corporation	Maxim Integrated Products, Inc.	Texas Instruments, Inc.
Avago Technologies Limited	Microchip Technology, Inc.	Xilinx, Inc.

Our twelve-month revenue (trailing) and enterprise value exceeded the median of the companies in our peer group at 63% and 64%, respectively, at the time the Compensation Committee approved the 2014 peer group in July 2013. The Compensation Committee reviews composite market data from our peer group that is representative of the publically available information pertaining to Named Executive Officers and data from the Radford Global Technology Survey.

In 2014, the Compensation Committee reviewed, among other factors, composite market data from our peer group, including the 25th percentile, 50th percentile (market median) and 75th percentile base salary, total target cash (base salary and target short-term cash incentive awards) and total target direct compensation (base salary, target short-term cash incentive awards and long-term incentive awards grant date fair value), which reflect the compensation opportunity provided to executives in similar positions at our peer group of companies. These market comparisons are considered by the Compensation Committee along with other factors such as the relative compensation of comparable positions within the Company, specific skill-sets or capabilities, scope of responsibilities and individual performance. The Compensation Committee also considers the Chief Executive Officer’s feedback regarding the compensation of Named Executive Officers (excluding the Chief Executive Officer). The Compensation Committee exercises its discretion when considering the composite market data and other factors, recognizing that the comparability of composite market data may be limited because our Named Executive Officers may have responsibilities and job functions that differ from those associated with the corresponding positions at our peers or in surveys.

Elements of Compensation

The principal elements of total target direct compensation paid to the Named Executive Officers, consists of:

•	base salary;

•	performance-based short-term cash incentive awards; and

•	time- and performance-based long-term incentive awards.

The Compensation Committee may adjust an element of a Named Executive Officer’s compensation, other than the Chief Executive Officer (whose compensation is adjusted by the non-management members of the Board), if warranted, during its annual review or in relation to special events including promotions or changes in duties. The Compensation Committee does not target a specific formulaic mix of compensation elements. Our executive compensation program is designed to recognize near-term financial success by providing short-term cash incentive awards as well as decision-making that supports long-term value creation by providing long-term incentive awards. Overall, the value of a Named Executive Officer’s total target direct compensation is weighted in favor of long-term incentives in order to focus the officer’s efforts on the long-term performance of the Company to create returns for our shareholders and to encourage the executive to remain at the Company. Our annual long-term equity awards consist of options, time-based restricted share units and performance-based restricted share units.

The Compensation Committee places a strong emphasis on our variable compensation, which includes short-term cash incentive awards, options, time-based restricted share units and performance-based restricted share units. As shown by the charts below, the variable compensation of our CEO was 88% of the 2014 total target direct compensation. The average variable compensation of our other Named Executive Officers was 79% of the 2014 total target direct compensation.

*	Mr. Durn’s base salary and 2014 prorated annual grant award value has been annualized and does not include the value of Mr. Durn’s sign-on or make-whole awards.

The base salary, total target cash and total target direct compensation of our Named Executive Officers were determined in 2014 based on the compensation philosophy, policies and practices described in this compensation discussion and analysis.

Mr. Lowe’s base salary is in the upper quartile of the composite market data and his total target cash is at approximately the 75th percentile of the composite market data. His total target direct compensation is at approximately the 50th percentile of the composite market data. Mr. Lowe’s base salary and total target cash were not adjusted in 2014, but the value of Mr. Lowe’s long-term incentive awards was increased based on the composite market data and Mr. Lowe’s performance.

The base salary for both Messrs. Durn and Campbell is above the 75th percentile and for Messrs. Bates, Conrad and Deitrich is approximately the 50th percentile of the composite market data. The total target cash for the other Named Executive Officers (excluding Mr. Lowe) is just above the 50th percentile of the composite market data. Mr. Durn’s total target direct compensation is just above the 50th percentile of the composite market data, while Messrs. Bates, Conrad, Deitrich and Campbell total target direct compensation is between the 25th and 50th percentile of the composite market data. Other than increases in base salary and total target cash for Messrs. Bates and Conrad, there were no changes to the other Named Executive Officer compensation in 2014.

Actual compensation for the Named Executive Officers was below the percentiles noted above due to actual performance against pre-established performance objectives under the Company’s short-term incentive plan. Please see below under “Short-Term Cash Incentive Awards” for further discussion of actual compensation paid to our Named Executive Officers.

Base Salary

Base salaries provide our Named Executive Officers with compensation for their day-to-day responsibilities. The Compensation Committee (and the non-management members of the Board for the Chief Executive Officer) approved the 2014 annual base salary for each Named Executive Officer as follows:

Name	Base Salary At December 31, 2014 ($)
Gregg A. Lowe	1,000,000
Daniel Durn	550,000
James Bates	418,000
Robert J. Conrad	438,000
Thomas L. Deitrich	485,000
Alan Campbell	545,000

As part of its annual review and based on the composite market data, the Compensation Committee approved a base salary increase for Messrs. Bates and Conrad to occur in two steps during 2014; effective February 2, 2014, $20,000 for Mr. Bates and $18,000 for Mr. Conrad and effective August 17, 2014, $23,000 for Mr. Bates and $20,000 for Mr. Conrad. All increases are included in the 2014 Base Salary above. No other changes were made to Named Executive Officer base salaries in 2014.

Short-Term Cash Incentive Awards

In 2014, short-term cash incentive awards were established for our employees, including Named Executive Officers, under the 2014 First Half Bonus Plan and the 2014 Second Half Bonus Plan (“Bonus Plans”), in each case established under the Freescale Semiconductor, Inc. 2011 Freescale Incentive Plan (“Incentive Plan”). The Bonus Plans are designed to align corporate goals and results, as well as promote the achievement of short-term financial and other business objectives for a measurement period of six months. The Compensation Committee has determined that six-month measurement periods are necessary to establish appropriate and fiscally responsible performance targets in light of the Company’s business and short-term visibility. Our short-term cash incentive awards are also designed to reward the individual job performance of employees against their established individual performance objectives.

2014 Bonus Plan Targets

The Compensation Committee (and the non-management members of the Board for the Chief Executive Officer) approved the 2014 annual bonus target as a percent of base salary for each Named Executive Officer as follows:

Name	Annual Bonus Target as a Percent of Base Salary (%)
Gregg A. Lowe	150%
Daniel Durn	100%
James Bates	100%
Robert J. Conrad	100%
Thomas L. Deitrich	100%
Alan Campbell	87%

Messrs. Bates and Conrad’s base salary increases in February 2014 were applied to their 2014 First Half Bonus target amount and the August 2014 base salary increases were applied to their 2014 Second Half Bonus target amount.

2014 First and Second Half Bonus Plans

Both of the Bonus Plans are based on an individual bonus target multiplied by a business performance factor and an individual performance factor. The business performance factor was calculated based on performance against pre-established performance objectives for each six-month plan, and could range from 0 to 2. The individual performance factor for the Bonus Plans was established for each employee based upon an evaluation of each employee’s contribution to the Company and could range from 0 to 2. The maximum payment under the Bonus Plans was two times the bonus target. Funding of the Bonus Plans was contingent upon the achievement of a minimum earnings before interest and taxes (“EBIT”) threshold. The formula for individual bonus plan payments under each of the six-month Bonus Plans was:

Six-Month Bonus Target X Business Performance Factor X Individual Performance Factor = Bonus Plan Payment

The individual bonus targets for each of the six-month Bonus Plans was 50% of each Named Executive Officer’s annual bonus target in effect for the applicable Bonus Period and is set forth in column (d) of the 2014 Grants of Plan-Based Awards Table except Mr. Durn who in 2014 was guaranteed his annual target award and is included in column (d) of the Summary Compensation Table.

After considering the recommendation of the Chief Executive Officer, the Compensation Committee determined that the performance objectives for calculating the business performance factor would be revenue and gross margin, weighted equally. The Compensation Committee generally established performance ranges for threshold and maximum performance objectives under the Bonus Plans as follows: (i) revenue of 88% to 112% of target and (ii) gross margin of 95% to 103% of target. The Compensation Committee believes these to be good near-term measures of Company performance and profitability, and that these performance objectives incentivize employees to support our goals for profitable growth, which ultimately enhances shareholder value.

For purposes of the Bonus Plans, EBIT is calculated as net earnings (loss) excluding (i) net interest expense, (ii) tax expense (benefit), (iii) items related to our reorganization of business programs and other items, (iv) gains (losses) on extinguishments and modifications of our long-term debt, (v) amortization expense for the effects of acquisition accounting, (vi) foreign exchange translation gains and losses, and (vii) the hedge results for foreign currency, interest rate or commodity contracts which are not accounted for as cash flow hedges.

The EBIT threshold was $272 million for the First Half Bonus Plan and was $310 million for the Second Half Bonus Plan, with actual EBIT of $360 million and $421 million for the First Half and Second Half Bonus Plans, respectively. The revenue targets for the First Half and Second Half Bonus Plans were $2,260 million and $2,405 million, respectively, with actual revenue of $2,311 million and $2,316 million, respectively. The gross margin targets under the First Half and Second Half Bonus Plans were 46.0% and 47.1%, with actual gross margin of 45.0% and 46.6%, respectively. The actual revenue and gross margin under the First Half Bonus Plan excluded the effect of an acquisition during the period ($7 million of revenue and $3 million of gross margin). The actual gross margin under the Second Half Bonus Plan excluded the benefit of a $4 million reclassification of patent costs from Cost of Sales to Selling, General and Administrative expense.

The Compensation Committee considers the overall Bonus Plans’ expense and the Company’s ability to fund Bonus Plan payments based on the business performance represented by the pre-established performance objectives for eligible employees, including the Named Executive Officers. Consistent with this, the Compensation Committee sets the revenue targets under the Bonus Plans at a more aggressive and harder to achieve level than comparable targets utilized under long-term incentive awards. The resulting business performance factors under both Plans were 0.81 and 0.70 for the First Half and Second Half Bonus Plans, respectively. For the First Half Bonus Plan, the Compensation Committee, used its discretion to reduce the business performance factor for all Bonus Plan eligible employees, including the Named Executive Officers, to 0.76. The Compensation Committee used its discretion to manage the Company’s expenses in light of anticipated performance in the second half of the year, while still seeking to reward our employees for the positive progress against the pre-established performance objectives.

The Compensation Committee approves the business performance factor and certifies the Company’s results for each bonus period against the pre-established performance objectives prior to any bonus payments being made. Based on the business performance factors, and after considering individual performance and the recommendation from the Chief Executive Officer (except for his own bonus payment), the Compensation Committee (and the non-management members of the Board for the Chief Executive Officer) approved the following 2014 First Half and Second Half Bonus Plan payments for each Named Executive Officer, shown below with the applicable bonus target for each bonus period:

Name	2014 First Half Bonus Target ($)	2014 First Half Bonus Payment ($)	2014 Second Half Bonus Target ($)	2014 Second Half Bonus Payment ($)
Gregg A. Lowe	750,000	570,000	750,000	525,000
Daniel Durn	275,000	275,000	275,000	275,000
James Bates(1)	197,500	151,000	209,000	146,300
Robert J. Conrad(1)	209,000	159,000	219,000	153,300
Thomas L. Deitrich	242,500	277,000	242,500	169,750
Alan Campbell	237,500	181,000	237,500	166,250

(1)	2014 Second Half Bonus Target increased due to August 2014 base salary increase.

Payments made under the Bonus Plans are included in column (g) of the 2014 Summary Compensation Table, except for the bonus payments to Mr. Durn which are included in column (d). Excluding Mr. Durn, the aggregate Bonus Plan payments for each Named Executive Officer were less than the annual target for our Named Executive Officers with each Named Executive Officer, excluding Mr. Durn, receiving between 73% and 92% of their annual target. Mr. Deitrich’s 2014 First Half Bonus Plan payment was above target due to the exceptional performance of his product group during the six-month period.

Long-Term Incentive Awards

Our long-term incentive awards are designed to align the individual interests of our executive officers with the interests of shareholders and reward them for the creation of long-term shareholder value. These programs directly support the Company’s at-risk, retention and pay-for-performance compensation goals, which are key elements of our compensation philosophy.

Our long-term incentive awards consist of options to purchase our common shares, time- and performance-based restricted share unit awards payable in our common shares and make-whole cash awards. Awards are granted in accordance with the Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan (“2011 Omnibus Plan”) and the policies adopted by the Compensation Committee. Because the Compensation Committee does not consist of non-employee directors under Rule 16b-3 of the Exchange Act, the Board approves all equity incentive awards for our Named Executive Officers.

Prior Year Long-Term Incentive Awards

In February 2012, the Compensation Committee recommended and the Board approved a grant of performance-based restricted share unit awards (the “Select Grant”) to Messrs. Deitrich and Campbell in order to incentivize them to achieve our strategic goals for profitable growth. The Select Grant vested 33% on the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant, subject to the achievement of performance objectives and the terms and conditions of the award agreement. The number of common shares underlying each Select Grant is determined by comparing the Company’s annual revenue and adjusted net earnings per share (“Adjusted EPS”) against goals established by the Compensation Committee for each of the three annual performance periods (2012, 2013 and 2014). Each performance-based restricted share unit award entitles Messrs. Deitrich and Campbell to receive from 0 to 1.5 times the target number of restricted share units based on the Company’s revenue and Adjusted EPS for each annual performance period. The target units subject to the 2014 annual performance period were: Mr. Deitrich — 26,090 and Mr. Campbell — 30,070. The Compensation Committee believes that annual revenue and Adjusted EPS are good measures of our performance and profitability over time. Performance objectives are established to be aggressive, but achievable in the context of the business environment in each performance period.

In July 2012, Mr. Lowe received a performance-based restricted share unit award as part of his prorated 2012 annual grant, which was made upon the commencement of his employment. The performance-based restricted share unit award vests 100% on the third anniversary of the date of grant, subject to achievement of performance objectives established by the Compensation Committee for each of the three annual performance periods. The performance objectives and annual performance periods are consistent with the Select Grant described above. On the third anniversary of the date of grant, each performance-based restricted share unit entitles Mr. Lowe to receive from 0 to 1.0 times the target number of restricted share units based on the Company’s revenue and Adjusted EPS for each annual performance period. The target number of units subject to the 2014 annual performance period was 25,327.

For the 2014 performance period, the pre-established performance objectives, relative weightings, performance scale and actual performance as certified by the Compensation Committee are set forth in the following table:

		2014 Performance Period
Pre-established Performance Objective	Weight	Minimum	Target	Maximum	Actual	Select Grant Performance Factor	Lowe Performance Factor
2014 Revenue ($ in millions)	50%	$4,080	$4,340	$4,600	$4,634	1.500	1.000
2014 Adjusted EPS(1)	50%	$0.81	$1.30	$1.75	$1.56	1.289	1.000
	Aggregate Performance —Share Delivery Factor					1.394	1.000

(1)	Adjusted EPS is calculated by dividing adjusted net earnings (loss) by the number of diluted shares outstanding for the period of the calculation. Adjusted net earnings (loss) is defined as net earnings (loss) excluding (i) amortization expense for the effects of acquisition accounting, (ii) non-cash shared-based compensation expense, (iii) the fair value adjustments for interest rate or commodity contracts which are not accounted for as cash flow hedges, (iv) the impact of deferred and non-current income taxes, (v) gains (losses) on extinguishments and modifications of our long-term debt, and (vi) items related to our reorganization of business programs and other items.

As a result of 2014 revenue and Adjusted EPS, the remaining 34% of the Select Grant vested, and the number of restricted share units calculated based on the performance factor shown above were as follows: Mr. Deitrich — 36,381 and Mr. Campbell — 41,930. These restricted share units vested on February 6, 2015 and were settled with common shares. In addition, Mr. Lowe received 25,327 restricted share units for the performance period. These restricted share units vest on July 2, 2015 subject to his continued employment.

When Messrs. Bates and Conrad were hired in October 2012, the Company granted make-whole cash awards of $400,000 and $450,000, respectively, to compensate them for long-term incentive value that was forfeited when they terminated positions with their former employers. Mr. Bates’ cash award vests in three installments as follows: the first and second installment of $133,000 vested on the first and second anniversary of employment and the third installment of $134,000 vests on the third anniversary of employment. Mr. Conrad’s cash award vests in three equal installments on the first, second and third anniversary of his employment with the Company. The make-whole awards will be forfeited if employment terminates for any reason. The second installment of these awards vested in 2014 and is included in column (d) of the 2014 Summary Compensation Table.

Annual Grant

The Company made an annual long-term incentive grant on January 5, 2014 (except for Mr. Durn, whose annual long-term incentive grant was made on July 5, 2014 and was prorated based on the commencement of his employment), with a target dollar amount for the aggregate award value recommended by the Compensation Committee and approved by the Board (and the non-management members of the Board for our Chief Executive Officer). On the date of grant, the target value was converted to (i) options to purchase our common shares using the Company’s Black-Scholes value, (ii) time-based restricted share units using the closing price per common share on the NYSE and (iii) performance-based restricted share units using the closing price per common share on the NYSE (except for the performance-based share units of Mr. Durn, which used the Company’s Monte Carlo value at the time his award was granted, as Mr. Durn’s grant was after the performance period had already began). For a discussion of the assumptions used for our Black-Scholes and Monte Carlo values, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K. The 2014 aggregate annual grant value and corresponding units granted to the Named Executive Officers are as follows:

Name	2014 Aggregate Annual Grant Target Value ($)	Options (#)	Time-based Restricted Share Units (#)	Performance-based Restricted Share Units (Target) (#)
Gregg A. Lowe	5,700,000	285,030	123,618	123,618
Daniel Durn	871,233	33,609	12,167	10,035
James Bates	1,000,000	50,006	21,688	21,688
Robert J. Conrad	1,000,000	50,006	21,688	21,688
Thomas L. Deitrich	1,300,000	65,007	28,194	28,194
Alan Campbell	1,000,000	50,006	21,688	21,688

In 2014, Mr. Lowe received an increase of $450,000 in his annual grant target value based on the Compensation Committee and the non-management Board member’s review of composite market data and Mr. Lowe’s performance. No other changes were made to Named Executive Officer aggregate target award value for the 2014 annual grant.

Consistent with 2013, the 2014 annual grant of long-term equity incentive grant was comprised of:

Vehicle	Proportion of Award Value	Strategy	Terms
Options to purchase our common shares	1/3	Risk-based long-term compensation element with award value realized when the price of our common shares increases above the exercise price	Exercise price based on the market price of the underlying security on the grant date; vests and exercisable in four equal installments on the first, second, third and fourth anniversary of the date of grant; term of seven years

Time-based restricted share units	1/3	Retention-based long-term compensation element	Vests in four equal installments on the first, second, third and fourth anniversary of the date of grant; payable in our common shares

Performance-based restricted share units	1/3	Performance-based long-term compensation element, based on relative Total Shareholder Return (TSR) to peer companies over a three-year performance period	Vests the later of the third anniversary of the date of grant or the certification of performance by the Compensation Committee; number of shares earned may range from 0 to 1.5X of target based on the Company’s relative TSR performance; payable in our common shares

The TSR performance-based restricted share unit award is based on the Company’s relative TSR over a three-year period beginning January 1, 2014, to a select group of peer companies over the same period. The peer companies included the companies included in our peer group for composite market data described above plus Infineon Technologies AG, NXP Semiconductors N.V. and ST Microelectronics N.V. These three additional companies are not included in our compensation peer group because their publicly available executive compensation information is limited, but they satisfy all other peer group comparability criteria established by the Compensation Committee. The TSR performance-based award vests on the later of the third anniversary of the date of grant or the certification of performance by the Compensation Committee. The Named Executive Officer is entitled to receive from 0 to 1.5 times the target number of restricted share units based on our relative TSR performance. Below is the share delivery factor scale in relation to the achieved relative TSR percentile ranking versus the peer group (note that linear interpolation applies between minimum and target and target and maximum).

Relative TSR Percentile Rank	Share Delivery Factor
<25%	0
25%	0.25
50%	1.00
>75%	1.50

The Compensation Committee believes this long-term incentive design increases the alignment of our executive compensation program with the interest of our shareholders and further reinforces our pay-for-performance philosophy. In addition, the three-year performance period and three-year cliff vesting period promotes retention of our Named Executive Officers.

Benefits and Perquisites

Benefits

Named Executive Officers are eligible to receive benefits provided to all U.S. employees including medical, dental, vision, disability, life insurance and are eligible to participate in the Freescale 401(k) Retirement Savings Plan (“401(k) Plan”). The 401(k) Plan provides for employer matching contributions which may be made in amounts up to a 100% match of each participant’s pre- and/or post-tax contributions to the Plan, not to exceed 5% of the participant’s eligible earnings. These benefits are intended to be competitive with benefits offered within our peer group and other electronics companies. Named Executive Officers are also eligible for an annual executive comprehensive physical exam paid for by the Company. Matching contributions under the 401(k) Plan and costs related to the physical exams are included in column (i) of the 2014 Summary Compensation Table.

Perquisites

Certain Named Executive Officers received perquisites in 2014 including payment of relocation expenses and tax reimbursements related to relocation expenses, all pursuant to the Company’s executive relocation policy. Each of these, as they pertain to certain Named Executive Officers, is described below.

Mr. Conrad received relocation benefits in connection with the commencement of his employment in 2012, including a payment for loss on his home sale and certain tax reimbursements related to the reimbursement of relocation expenses. In 2014, we paid $106,207 of behalf of Mr. Conrad for costs associated with the sale of Mr. Conrad’s residence. The amounts received by Mr. Conrad are included in column (i) of the 2014 Summary Compensation Table and we do not expect any additional payments related to his relocation.

Mr. Durn also received relocation benefits in 2014, including certain tax reimbursements related to the reimbursement of relocation expenses. We paid $276,010 on behalf of Mr. Durn for costs associated with the sale of Mr. Durn’s prior residence, temporary living in Austin and certain charges for the purchase of a residence in Austin. Additionally, the Company paid certain legal expenses on behalf of Mr. Durn and related tax reimbursements in connection with his hiring. The amounts received by Mr. Durn are included in column (i) of the 2014 Summary Compensation Table and we do not expect any additional payments related to Mr. Durn’s relocation.

Chief Financial Officer Transition

Effective June 2, 2014, Mr. Durn was named the Company’s Senior Vice President and Chief Financial Officer. In connection with his employment, Mr. Durn received: (1) an annual base salary of $550,000; (2) an annual bonus target of $550,000 under the Bonus Plans; (3) a grant of options to purchase 33,609 common shares, 12,167 restricted share units, and 10,035 performance-based restricted share units at target, as described in the “Annual Grant” section above; (4) a sign-on cash bonus of $500,000 paid within 45 days of the commencement of employment; (5) sign-on long term incentive awards of options to purchase 86,797 common shares and 31,421 restricted share units with a combined grant date value equal to approximately $1,500,000; (6) a make-whole grant of 83,788 restricted share units with a grant date value equal to approximately $2,000,000; and (7) a make-whole cash award of $1,500,000 to be paid in three equal installments, the first of which was paid within 45 days of the commencement of employment, with the remainder on the first and second anniversaries of Mr. Durn’s employment.

Mr. Durn is eligible to participate in the Bonus Plan, subject to the terms and conditions outlined in the Bonus Plan documents in effect for the applicable period. In 2014, Mr. Durn was guaranteed 100% of his initial annual target bonus of $550,000. In 2015, Mr. Durn is guaranteed at least 50% of his annual bonus target.

The awards described in (3), (5), (6) and (7) above were granted under the 2011 Omnibus Plan. The performance-based restricted share unit award is granted pursuant to an award agreement and are subject to the Company’s relative TSR to peer companies over the three-year period beginning on January 1, 2014, and vests the later of the third anniversary of the date of grant or the certification of performance by the Compensation Committee. The options and restricted share unit awards described in (3), (5) and (6) above will each vest in four equal installments of 25% each on the first, second, third and fourth anniversary of the date of grant, subject to the terms and conditions of the applicable award agreements and the 2011 Omnibus Plan. Mr. Durn’s restricted share units and the cash award each as described in (6) and (7) above, were designed to replace the value of the cancelled equity incentive awards granted by his former employer.

The Company also provided Mr. Durn certain benefits and perquisites in connection with his hiring, as described in the “Benefits and Perquisites” section above.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup any improper payments from our Chief Executive Officer and Chief Financial Officer.

During 2013, the Company adopted new long-term incentive award agreements for Named Executive Officers extending the term of non-compete and non-solicitation covenants to two years post-termination. Upon a breach of these covenants: (i) vested but unexercised options terminate; (ii) the executive must repay to the Company any gain from options exercised within the three years prior to termination or after termination; and (iii) the executive must repay to the Company the fair market value of common shares acquired upon the vesting of any time- or performance-based restricted share units within three years prior to termination.

We will review our policies regarding the recovery of awards for compliance with the clawback policy requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the final regulations are issued.

Trading Restrictions

The Company’s insider trading policy promotes compliance with applicable securities laws by the Company, its directors and employees by prohibiting short-term or speculative transactions in the Company’s securities or in other transactions that may lead to violations of the insider trading laws. The policy also prohibits covered persons from engaging in short sales or pledging of the Company’s securities, or from transacting in publicly-traded options involving Company securities (such as puts, calls and other derivative securities).

Share Ownership Requirements

On March 4, 2014, the Board, upon the recommendation of the Compensation Committee, adopted share ownership requirements that apply to our senior executives, including the Named Executive Officers. The share ownership requirements provide that the Chief Executive Officer will attain and maintain equity ownership with a value equal to at least five times his annual base salary and that each of the Company’s Senior Vice Presidents will attain and maintain equity ownership with a value equal to at least two times their respective annual base salaries. For purposes of these requirements, equity ownership includes shares held directly, interests in unvested restricted share units and earned but unvested performance-based restricted share units. Stock options and unearned performance-based restricted share units are not taken into consideration in meeting the share ownership requirements. Our senior executives have five years to comply with these requirements during which they will be subject to mandatory equity retention requirements if certain minimum equity ownership milestones are not met.

These requirements are intended to ensure that our senior executives, including our Named Executive Officers, maintain a meaningful equity interest in our Company to assure our shareholders of their commitment to value creation, while also recognizing our executives’ need for portfolio diversification.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code” limits the deductibility of the annual compensation of our Named Executive Officers to $1,000,000 per individual to the extent that such compensation is not “performance-based” (as defined in Section 162(m) of the Code). The Company previously relied on transitional relief that is available under Section 162(m) of the Internal Revenue Code that exempts compensation plans adopted prior to a company’s initial public offering from the deduction limit under Section 162(m) of the Code. This transitional relief for our 2011 Omnibus Plan expired at our 2014 annual general meeting and shareholders approved amendments to the 2011 Omnibus Plan that would allow the Company to receive a federal income tax deduction for any compensation paid under this plan that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code. As discussed in more detail in Proposal 4, we are requesting shareholder approval of amendments to the Incentive Plan to allow compensation paid under this plan to constitute “performance-based compensation.” We consider the implications of Section 162(m) and the limits of deductibility of compensation in excess of $1,000,000 as we design our compensation programs. However, the Compensation Committee’s primary focus is applying our guiding principles in attracting, retaining, and motivating our Named Executive Officers, and reserves the right to determine whether to make use of the performance-based compensation exception.

Compensation Practices and Risk

The Compensation Committee believes our compensation programs balance an appropriate mix of short- and long-term performance objectives, cash- and equity-based compensation, and risks and rewards for our employees. Our programs incorporate key design features to mitigate the likelihood of excessive risk-taking behavior, including:

•

reasonable performance goals are established by the Compensation Committee for short-term cash incentive programs, incorporating top-line (e.g., revenue) and bottom-line (e.g., EBIT and gross margin) business performance factors;

•	all Freescale employees, including Named Executive Officers, are measured against the same business performance factors for our short-term cash incentive programs;

•	our short-term cash incentive programs include maximum payout limitations of 200% and the maximum individual bonus payment under our Bonus Plans is two times the applicable bonus target;

•	the Compensation Committee retains ultimate discretion for payments made to our employees, including Named Executive Officers, under our short-term cash incentive program;

•

long-term incentive awards for our Named Executive Officers contain a mix of performance-based and time-based vesting, and include absolute and relative market-based performance metrics over a three-year performance period; and

•	our performance-based restricted share units have a maximum performance factor of 150%.

Additionally, we have a strong internal control environment, including ethics and compliance training for all employees. Based on a review of our compensation program design, the Compensation Committee believes that there are no significant risks and our policies and practices do not create risks that are reasonably likely to have a material negative impact on our Company.

2014 Summary Compensation Table

The following Summary Compensation Table sets forth information regarding the compensation provided by Freescale Semiconductor, Inc. and the Company to the Chief Executive Officer, the Chief Financial Officer, the former Chief Financial Officer and each of the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving at the end of 2014.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Share Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		All Other Compensation ($) (i)		Total ($) (j)
Gregg A. Lowe, President and Chief Executive Officer	2014	1,000,000	—		4,311,676	(3)	1,901,150	(4)	1,095,000	(5)	13,000	(6)	8,320,826
	2013	1,000,000	—		4,246,916		1,750,164		667,500		1,846,025		9,510,605
	2012	553,846	1,000,000		3,388,057		7,143,998		—		8,659,186		20,745,087

Daniel Durn, Senior Vice President and Chief Financial Officer	2014	306,731	1,550,000	(1)	3,335,093	(3)	1,040,284	(4)	—	(5)	300,372	(6)	6,532,480

James Bates, Senior Vice President and General Manager	2014	400,654	133,000	(2)	679,051	(3)	333,540	(4)	297,300	(5)	15,640	(6)	1,859,185

Robert J. Conrad, Senior Vice President and General Manager	2014	422,846	150,000	(2)	679,051	(3)	333,540	(4)	312,300	(5)	121,707	(6)	2,019,444
	2013	395,961	150,000		740,967		333,367		161,000		96,841		1,878,136

Thomas L. Deitrich, Senior Vice President and General Manager	2014	485,000	—		1,337,242	(3)	433,597	(4)	446,750	(5)	15,500	(6)	2,718,089
	2013	485,000	—		1,330,897		433,375		254,625		15,250		2,519,147
	2012	482,115	—		1,255,495		844,208		—		12,500		2,594,318

Alan Campbell, Former Senior Vice President, and Chief Financial Officer	2014	545,000	—		1,202,871	(3)	333,540	(4)	347,250	(5)	13,000	(6)	2,441,661
	2013	545,000	—		1,164,733		333,367		211,375		15,250		2,269,725
	2012	545,000	—		1,264,855		562,831		—		12,500		2,385,186

(1)	Represents (i) a sign-on cash bonus of $500,000 that became payable within 45 days of the commencement of employment; (ii) $500,000 representing the first installment of a make-whole cash award of $1,500,000 to be paid in three equal installments, the first of which became payable within 45 days of his commencement of employment; (iii) a payment of $275,000 under the 2014 First Half Bonus Plan and (iv) a payment of $275,000 under the 2014 Second Half Bonus Plan. Payments under the 2014 First and Second Half Bonus Plan were guaranteed to him as part of Mr. Durn’s employment offer.
(2)	Represents the second installment of make-whole cash awards that became payable on the second anniversary of the commencement of Messrs. Bates and Conrad’s employment.
(3)	Amounts shown do not reflect compensation actually received in 2014 by the Named Executive Officer. Instead the amounts shown reflect the grant date fair value of awards calculated in accordance with ASC Topic 718 in connection with (i) the 2014 Annual Grant of market-based performance restricted share units payable in the Company’s common shares; (ii) 2014 Annual Grant of time-based restricted share units payable in Company’s common shares; (iii) 2014 Select Grant of performance restricted share units payable in the Company’s common shares granted in connection with the third distinct performance period of the Named Executive Officers’ 2012 Select Grant (Messrs. Deitrich and Campbell and Mr. Lowe’s prorated 2012 annual grant); and (iv) grants to Mr. Durn in connection with his offer of employment as described in the Compensation Discussion and Analysis above and the 2014 Grants of Plan-based Awards Table below. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K. Assuming maximum achievement of performance metrics in the third performance period, using per share NYSE closing price of the Company’s common shares on the date of grant, the maximum value at the date of grant of the 2014 Select Grant of performance restricted share units would be: Mr. Deitrich — $681,732 and Mr. Campbell — $785,729.
(4)	Amounts shown do not reflect compensation actually received in 2014 by the Named Executive Officer. Instead the amounts shown reflect the grant date fair value of awards calculated in accordance with ASC Topic 718 in connection with our 2014 Annual Grant of options to purchase the Company’s common shares as described in the Compensation Discussion and Analysis above and the 2014 Grants of Plan-based Awards Table below. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K.
(5)	Represents (i) payments under the 2014 First Half Bonus Plan to the Named Executive Officers: Mr. Lowe — $570,000; Mr. Bates — $151,000; Mr. Conrad — $159,000; Mr. Deitrich — $277,000; and Mr. Campbell — $181,000; and (ii) payments under the 2014 Second Half Bonus Plan to Named Executive Officers: Mr. Lowe — $525,000; Mr. Bates — $146,300; Mr. Conrad — $153,300; Mr. Deitrich — $169,750; and Mr. Campbell — $166,250. Payments made to Mr. Durn pursuant to the 2014 First and Second Half Bonus Plans are included under Column (d).

(6)	The table represents the aggregate value during 2014 of perquisites and other compensation provided to the Named Executive Officers.

Name	Relocation Services		401(k) Company Match	Other		Total
Gregg A. Lowe	—		13,000	—		13,000
Daniel Durn	276,010	[a]	—	24,362	[c]	300,372
James Bates	—		13,000	2,640	[d]	15,640
Robert J. Conrad	106,207	[b]	13,000	2,500	[d]	121,707
Thomas L. Deitrich	—		13,000	2,500	[d]	15,500
Alan Campbell	—		13,000	—		13,000

a.	Relocation Services payments for Mr. Durn include, among other things: (i) a tax reimbursement of $10,482 and (ii) a real estate commission fee of $171,000.
b.	Relocation Services payments for Mr. Conrad include, among other things: (i) a tax reimbursement of $1,035, (ii) a real estate commission fee of $75,000 and (iii) a $20,000 payment to Mr. Conrad for loss on his home sale.
c.	Amount represents legal services provided to Mr. Durn in connection with his hiring, including a tax reimbursement of $10,220.
d.	Amount represents the cost of the executive comprehensive wellness exam.

2014 Grants of Plan-based Awards Table

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by the Company in 2014 to our Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Share Awards: Number of Shares		All Other Option Awards: Number Of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Share and Option
Name (a)	Grant Date (b)	Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)		Target (#) (g)		Maximum (#) (h)		or Units (#) (i)		Options (#) (j)		Awards ($/Sh) (k)	Awards ($) (l)(1)
Gregg A. Lowe	2/4/2014	—	(2)	750,000	(2)	1,500,000	(2)	—		—		—		—		—		—	—
	8/13/2014	—	(3)	750,000	(3)	1,500,000	(3)	—		—		—		—		—		—	—
	1/5/2014	—		—		—		—		—		—		—		285,030	(4)	15.37	1,901,150
	1/5/2014	—		—		—		—		—		—		123,618	(5)	—		—	1,900,009
	1/5/2014	—		—		—		—	(6)	123,618	(6)	185,427	(6)	—		—		—	1,970,471
	2/4/2014	—		—		—		—	(7)	25,327	(7)	25,327	(7)	—		—		—	441,196
Daniel Durn	7/5/2014	—		—		—		—		—		—		—		33,609	(4)	23.87	290,375
	7/5/2014	—		—		—		—		—		—		—		86,797	(8)	23.87	749,909
	7/5/2014	—		—		—		—		—		—		12,167	(5)	—		—	290,426
	7/5/2014	—		—		—		—		—		—		83,788	(8)	—		—	2,000,020
	7/5/2014	—		—		—		—		—		—		31,421	(8)	—		—	750,019
	7/5/2014	—		—		—		—	(6)	10,035	(6)	15,052	(6)	—		—		—	294,628
James Bates	2/4/2014	—	(2)	197,500	(2)	395,000	(2)	—		—		—		—		—		—	—
	8/13/2014	—	(3)	209,000	(3)	418,000	(3)	—		—		—		—		—		—	—
	1/5/2014	—		—		—		—		—		—		—		50,006	(4)	15.37	333,540
	1/5/2014	—		—		—		—		—		—		21,688	(5)	—		—	333,345
	1/5/2014	—		—		—		—	(6)	21,688	(6)	32,532	(6)	—		—		—	345,707
Robert J. Conrad	2/4/2014	—	(2)	209,000	(2)	418,000	(2)	—		—		—		—		—		—	—
	8/13/2014	—	(3)	219,000	(3)	438,000	(3)	—		—		—		—		—		—	—
	1/5/2014	—		—		—		—		—		—		—		50,006	(4)	15.37	333,540
	1/5/2014	—		—		—		—		—		—		21,688	(5)	—		—	333,345
	1/5/2014	—		—		—		—	(6)	21,688	(6)	32,532	(6)	—		—		—	345,707
Thomas L. Deitrich	2/4/2014	—	(2)	242,500	(2)	485,000	(2)	—		—		—		—		—		—	—
	8/13/2014	—	(3)	242,500	(3)	485,000	(3)	—		—		—		—		—		—	—
	1/5/2014	—		—		—		—		—		—		—		65,007	(4)	15.37	433,597
	1/5/2014	—		—		—		—		—		—		28,194	(5)	—		—	433,342
	1/5/2014	—		—		—		—	(6)	28,194	(6)	42,291	(6)	—		—		—	449,412
	2/4/2014	—		—		—		—	(7)	26,090	(7)	39,135	(7)	—		—		—	454,488
Alan Campbell	2/4/2014	—	(2)	237,500	(2)	475,000	(2)	—		—		—		—		—		—	—
	8/13/2014	—	(3)	237,500	(3)	475,000	(3)	—		—		—		—		—		—	—
	1/5/2014	—		—		—		—		—		—		—		50,006	(4)	15.37	333,540
	1/5/2014	—		—		—		—		—		—		21,688	(5)	—		—	333,345
	1/5/2014	—		—		—		—	(6)	21,688	(6)	32,532	(6)	—		—		—	345,707
	2/4/2014	—		—		—		—	(7)	30,070	(7)	45,105	(7)	—		—		—	523,819

(1)	Amounts in this column represent the grant date fair value of shares and options granted in fiscal 2014 calculated in accordance with ASC Topic 718. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 of our consolidated financial statement included in the Annual Report on Form 10-K.
(2)	Amounts represent target and maximum bonus awards under the 2014 First Half Bonus Plan. The minimum payment under the 2014 First Half Bonus Plan was $0 and the maximum payment was two times the target amount, for each Named Executive Officer, except for Mr. Durn, who in 2014, was guaranteed his target amount. See footnote 1 for Mr. Durn and footnote 5 of the 2014 Summary Compensation Table for actual payments made under this award.
(3)	Amounts represent target and maximum bonus awards under the 2014 Second Half Bonus Plan. The minimum payment under the 2014 Second Half Bonus Plan was $0 and the maximum payment was two times the target amount for each Named Executive Officer, except for Mr. Durn who in 2014, was guaranteed his target amount. See footnote 1 for Mr. Durn and footnote 5 of the 2014 Summary Compensation Table for actual payments made under this award.
(4)	Amounts represent grants of options to purchase the Company’s common shares awarded to Messrs. Lowe, Durn, Bates, Conrad, Deitrich and Campbell, as part of the 2014 Annual Grant under the 2011 Omnibus Plan. See “Equity Award Agreements” below for a more detailed description of the terms of these awards.
(5)	Amounts represent grants of restricted share units to Messrs. Lowe, Durn, Bates, Conrad, Deitrich, and Campbell as part of the 2014 Annual Grant under the 2011 Omnibus Plan. See “Equity Award Agreements” below for a more detailed description of the terms of these awards.
(6)	Amounts represent performance-based restricted share units granted to Messrs. Lowe, Durn, Bates, Conrad, Deitrich and Campbell as part of the 2014 Annual Grant under the 2011 Omnibus Plan. See “Equity Award Agreements” below for a more detailed description of the terms of these awards.
(7)	Amounts represent performance restricted share units granted on February 4, 2014 in connection with the third and final distinct performance period of Mr. Lowe’s 2012 Annual Grant and Messrs. Deitrich and Campbell’s 2012 Select Grant under the 2011 Omnibus Plan. See “Equity Award Agreements” below for a more detailed description of the terms of these awards. Messrs. Deitrich and Campbell’s awards vested on February 6, 2015, the third anniversary of the Board approval date of the award. Mr. Lowe’s award will vest on July 2, 2015.
(8)	Amounts represent grant date fair value of awards received by Mr. Durn in connection with his offer of employment. See “Equity Award Agreements” below for a more detailed description of the terms of these awards.

Employment Arrangements and 2014 Equity Award Agreements of Named Executive Officers

We have employment agreements in place for certain Named Executive Officers. Each employment agreement with a Named Executive Officer was approved by the Compensation Committee and the non-management members of the Board in the case of the Chief Executive Officer. Instead of continuing to enter into employment agreements with new named executive officers, in 2013, the Company adopted an Executive Severance Plan for Senior Vice Presidents (“Executive Severance Plan”), including certain Named Executive Officers, providing severance benefits upon a qualifying termination. With the adoption of the Executive Severance Plan, the Company grandfathered employment agreements that had been previously provided to certain Named Executive Officers.

Employment Agreements

Gregg A. Lowe

On May 31, 2012, the Company entered into an employment agreement with Mr. Lowe, President and Chief Executive Officer. In addition to his base salary, short-term and long-term incentives, Mr. Lowe’s employment agreement also provides for certain executive benefits and perquisites as described above in “Benefits and Perquisites.” Mr. Lowe’s employment agreement also provides him with severance upon a qualifying termination of employment.

Mr. Lowe is subject to restrictive covenants including non-solicitation and non-competition provisions that remain in effect during the two-year period following termination of his employment. Mr. Lowe also agreed to assist us in any litigation or dispute to the extent such litigation or claim relates to his employment or the period of his employment with us.

Thomas L. Deitrich and Alan Campbell

Freescale Semiconductor, Inc. and Freescale Holdings GP, Ltd. entered into an employment agreement with each of Messrs. Campbell and Deitrich, providing for a minimum base salary level, short-term and long-term incentives, executive benefits described above in “Benefits and Perquisites” and severance upon under a qualifying termination of employment. The dates of each employment agreement are as follows: Mr. Deitrich — April 29, 2009 and Mr. Campbell — July 1, 2008.

We have limited payment terms under a Change in Control to a two times multiple and limited the period for Good Reason to twelve months. Messrs. Deitrich and Campbell are subject to restrictive covenants including non-solicitation and non-competition provisions that remain in effect during the 18-month period following termination of his employment. Messrs. Campbell and Deitrich also agreed to assist us in any litigation or dispute to the extent such litigation or claim relates to their employment or the period of their employment with us.

Executive Severance Plan

James Bates, Robert J. Conrad and Daniel Durn

Messrs. Bates, Conrad and Durn are eligible to receive severance benefits upon a qualifying termination under the Executive Severance Plan.

The Executive Severance Plan contains restrictive covenants including non-solicitation and non-competition provisions. These provisions remain in effect during the period of either one year following termination of employment in the case of a termination by the Company other than for Cause, death or Disability and one and one-half years in the case of an involuntary or Good Reason termination in connection with a Change in Control (as these terms are defined under the Executive Severance Plan).

We structured the Executive Agreement and the Executive Severance Plan to require both a Change in Control and an involuntary or Good Reason termination of employment, in order to minimize the risk of providing excessive severance compensation without an actual termination of employment. We have limited payment terms under a Change in Control to a one and one-half multiple and limited the period for Good Reason to two years.

Equity Award Agreements

2014 Option Awards

In 2014, we granted stock options to our Named Executive Officers under our 2011 Omnibus Plan as part of the 2014 Annual Grant and in connection with Mr. Durn’s employment. Each option to purchase the Company’s common shares had an exercise price equal to our closing share price on the New York Stock Exchange (“NYSE”) on the date of grant, vests 25% on the first, second, third and fourth anniversary of the date of grant and has a term of seven years from the date of grant. The target award value is recommended by the Compensation Committee and approved by the Board and then converted into options on the date of grant using the Company’s Black-Scholes value. We require that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

2014 Time-Based Restricted Share Unit Awards

In 2014, we granted time-based restricted share units to our Named Executive Officers under our 2011 Omnibus Plan as part of the 2014 Annual Grant and in connection with Mr. Durn’s employment. These grants vest in four equal installments on the first, second, third and fourth anniversary of the date of grants. The target award value is determined by the Compensation Committee and approved by the Board and then converted into units on the date of grant using fair market value equal to the closing share price on the NYSE. We require that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

2014 Market Performance-Based Restricted Share Unit Awards

In 2014, we granted market performance-based restricted share units to our Named Executive Officers under our 2011 Omnibus Plan as part of the 2014 Annual Grant and in connection with Mr. Durn’s employment. These awards vest the later of the third anniversary of the date of grant or the certification of performance by the Compensation Committee of specified performance goals based on relative TSR compared to our peer group and the terms and conditions of the award agreement. Each performance restricted share unit entitles the Named Executive Officer to receive between 0 to 1.5 times the target number of common shares. The target dollar value of the award is recommended by the Compensation Committee and approved by the Board and then converted into units on the date of grant using the fair market value, except for Mr. Durn’s, where the Company’s Monte Carlo valuation model was used. Mr. Durn’s grant used the Company’s Monte Carlo valuation model because Mr. Durn’s grant date was after the performance period had already begun. We require that executives agree to be bound by a restrictive covenant containing non-compete, non-solicitation, and confidentiality obligations as a condition to the grant.

Performance-Based Restricted Share Unit Awards to Messrs. Lowe, Deitrich and Campbell

In 2012, the Compensation Committee approved a performance-based multi-year restricted share unit award under our 2011 Omnibus Plan to Messrs. Deitrich and Campbell. The performance restricted share units vest 33% on the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant, subject to performance achievement and the terms and conditions outlined in the award agreement. The ultimate number of common shares underlying this award is contingent on Company performance measured against annual revenue and EPS goals established by the Compensation Committee for each of the three distinct annual performance periods (2012, 2013 and 2014). Each performance restricted share unit entitles the grant recipient to receive from 0 to 1.5 times the target number of common shares.

In July 2012, Mr. Lowe received a performance-based restricted share unit award as part of his prorated 2012 Annual Grant. The 2012 Annual Grant performance restricted share units vest on the third anniversary of the date of grant, subject to performance achievement and the terms and conditions outlined in the award agreement. The ultimate number of common shares underlying this award is contingent on Company performance measured against annual revenue and EPS goals established by the Compensation Committee for each of the three distinct annual performance periods (2012, 2013 and 2014). Each performance restricted share unit entitles Mr. Lowe to receive from 0 to 1 times the target number of common shares.

For a discussion of the ASC Topic 718 assumptions utilized for our equity awards, please refer to note 6 of our consolidated financial statements included in the Annual Report on Form 10-K. For information regarding potential payments made to our Named Executive Officers upon termination or change in control, please see the “2014 Potential Payments upon Termination or Change in Control” section below.

2014 Outstanding Awards at Fiscal Year-end Table

	Option Awards							Share Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable (b)		Number of Securities Underlying Unexercised Options(#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units That Have Not Vested (#) (g)		Market Value of Shares or Units That Have Not Vested ($) (h)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(1)
Gregg A. Lowe	95,024	(2)	190,050	(2)	—	10.06	7/2/2019	—		—	—		—
	245,677	(2)	417,067	(2)	—	10.06	7/2/2022	—		—	—		—
	63,411	(3)	190,236	(3)	—	13.91	4/2/2020	—		—	—		—
	—		285,030	(6)	—	15.37	1/5/2021	—		—	—		—
	—		—		—	—	—	94,357	(3)	2,380,627	—		—
	—		—		—	—	—	24,580	(7)	620,153	—		—
	—		—		—	—	—	25,327	(8)	639,000	—		—
	—		—		—	—	—	123,618	(6)	3,118,882	—		—
	—		—		—	—	—	—		—	188,713	(11)	4,761,229
	—		—		—	—	—	—		—	185,427	(12)	4,678,323
Daniel Durn	—		86,797	(6)	—	23.87	7/5/2021	—		—	—		—
	—		33,609	(6)	—	23.87	7/5/2021	—		—	—		—
	—		—		—	—	—	31,421	(6)	792,752	—		—
	—		—		—	—	—	12,167	(6)	306,973	—		—
	—		—		—	—	—	83,788	(6)	2,113,971	—		—
	—		—		—	—	—	—		—	15,052	(12)	379,762
James Bates	—		40,000	(4)	—	9.47	10/1/2019	—		—	—		—
	—		36,236	(3)	—	13.91	4/2/2020	—		—	—		—
	—		50,006	(6)	—	15.37	1/5/2021	—		—	—		—
	—		—		—	—	—	25,000	(4)	630,750	—		—
	—		—		—	—	—	17,973	(3)	453,459	—		—
	—		—		—	—	—	21,688	(6)	547,188	—		—
	—		—		—	—	—	—		—	35,946	(11)	906,918
	—		—		—	—	—	—		—	32,532	(12)	820,782
Robert J. Conrad	40,000	(4)	40,000	(4)	—	9.32	11/5/2019	—		—	—		—
	12,078	(3)	36,236	(3)	—	13.91	4/2/2020	—		—	—		—
	—		50,006	(6)	—	15.37	1/5/2021	—		—	—		—
	—		—		—	—	—	25,000	(4)	630,750	—		—
	—		—		—	—	—	17,973	(3)	453,459	—		—
	—		—		—	—	—	21,688	(6)	547,188	—		—
	—		—		—	—	—	—		—	35,946	(11)	906,918
	—		—		—	—	—	—		—	32,532	(12)	820,782
Thomas L. Deitrich	2	(5)	—		—	6.40	4/6/2019	—		—	—		—
	54,890	(4)	54,890	(4)	—	15.41	4/2/2019	—		—	—		—
	15,702	(3)	47,106	(3)	—	13.91	4/2/2020	—		—	—		—
	—		65,007	(6)	—	15.37	1/5/2021	—		—	—		—
	—		—		—	—	—	8,698	(9)	219,451	—		—
	—		—		—	—	—	12,166	(4)	306,948	—		—
	—		—		—	—	—	23,365	(3)	589,499	—		—
	—		—		—	—	—	36,381	(10)	917,893	—		—
	—		—		—	—	—	28,194	(6)	711,335	—		—
	—		—		—	—	—	—		—	46,729	(11)	1,178,973
	—		—		—	—	—	—		—	42,291	(12)	1,067,002
Alan Campbell	—		36,596	(4)	—	15.41	4/2/2019	—		—	—		—
	—		36,236	(3)	—	13.91	4/2/2020	—		—	—		—
	—		50,006	(6)	—	15.37	1/5/2021	—		—	—		—
	—		—		—	—	—	10,024	(9)	252,906	—		—
	—		—		—	—	—	8,110	(4)	204,615	—		—
	—		—		—	—	—	17,973	(3)	453,459	—		—
	—		—		—	—	—	41,930	(10)	1,057,894	—		—
	—		—		—	—	—	21,688	(6)	547,188	—		—
	—		—		—	—	—	—		—	35,946	(11)	906,918
	—		—		—	—	—	—		—	32,532	(12)	820,782

(1)	Amounts in columns (h) and (j) are calculated by multiplying the number of units by the fair market value per common share of $25.23 on December 31, 2014.
(2)	Amounts represent options awards granted under the 2011 Omnibus Incentive Plan on July 2, 2012. The options awards vest in equal installments on the first, second, third and fourth anniversary of the date of grant.
(3)	Options and restricted share unit awards granted under the 2011 Omnibus Incentive Plan on April 2, 2013. These awards vest in equal installments on the first, second, third and fourth anniversary of the date of grant.
(4)	Amounts represent options and restricted share unit awards granted under the 2011 Omnibus Incentive Plan on April 2, 2012 for Messrs. Deitrich and Campbell, October 1, 2012 for Mr. Bates and November 5, 2012 for Mr. Conrad. These awards vest in equal installments on the first, second, third and fourth anniversary of the date of grant.
(5)	Options granted under the terms of the 2006 Management Incentive Plan on April 6, 2009. The options vested in equal installments on the first, second, third and fourth anniversary of the date of the grant.
(6)	Options and restricted share unit awards granted under the 2011 Omnibus Incentive Plan on January 5, 2014 with the exception of Mr. Durn. Mr. Durn’s awards were granted on July 5, 2014. These awards vest in equal installments on the first, second, third and fourth anniversary of the date of grant.

(7)	Performance-based restricted share unit award granted under the 2011 Omnibus Incentive Plan on February 5, 2013. As a result of 2013 performance against pre-established performance measures and the Compensation Committee’s certification of performance on February 4, 2014, Mr. Lowe will receive this award provided he remains employed with the Company through the vesting date of July 2, 2015.
(8)	Performance-based restricted share unit award granted under the 2011 Omnibus Incentive Plan on February 4, 2014. As a result of 2014 performance against pre-established performance measures and the Compensation Committee’s certification of performance on February 4, 2015, Mr. Lowe will receive this award provided he remains employed with the Company through the vesting date of July 2, 2015.
(9)	Restricted share unit awards granted under the 2011 Omnibus Incentive Plan on February 5, 2012. These awards vest 33% on the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant.
(10)	Performance-based restricted share unit award granted under the 2011 Omnibus Incentive Plan on February 4, 2014. As a result of 2014 performance against pre-established performance measures and the Compensation Committee’s certification of performance on February 4, 2015, these awards vested on February 6, 2015, the third anniversary of the Board approval date of the award.
(11)	Performance-based restricted share unit award granted under the 2011 Omnibus Incentive Plan on April 2, 2013. This award vests 100% on the third anniversary of the date of grant subject to performance achievement based on relative TSR compared to a peer group of companies. As results indicate achievement between target and maximum performance, the amounts reflected are the maximum amounts.
(12)	Performance-based restricted share unit award granted under the 2011 Omnibus Incentive Plan on January 5, 2014 with the exception of Mr. Durn. Mr. Durn’s award was granted on July 5, 2014. This award vests 100% on the later of the third anniversary of the date of grant or the certification of performance by the Compensation Committee, subject to performance achievement based on relative TSR compared to a peer group of companies. As results indicate achievement between target and maximum performance, the amounts reflected are the maximum amounts.

2014 Option Exercises and Stock Vested Table

	Option Awards		Share Awards
Name (a)	Number of Share Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Gregg A. Lowe	266,411	1,995,418	187,555	4,527,134
Daniel Durn	—	—	—	—
James Bates	32,078	302,971	18,491	385,171
Robert J. Conrad	—	—	18,491	394,046
Thomas L. Deitrich	108,874	1,262,517	52,686	1,033,848
Alan Campbell	115,113	1,425,236	54,786	1,043,587

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of the Company’s common shares to which the exercise of the option related and (ii) the difference between the per share NYSE closing price of the Company’s common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for share awards are determined by multiplying the number of restricted share units that vested by the per-share closing price of the Company’s common shares on the vesting date; or the previous business day if the market was closed on the vesting date.

2014 Nonqualified Deferred Compensation Table

Name (a)	Executive Contribution in Last Fiscal Year ($) (b)	Registrant Contribution in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)(1)	Aggregate Withdrawals/ Distributions ($) (e)		Aggregate Balance at Last Fiscal Year End ($) (f)(2)
Gregg A. Lowe	—	—	—	—		—
Daniel Durn	—	—	—	—		—
James Bates	—	—	—	—		—
Robert J. Conrad	—	—	—	—		—
Thomas L. Deitrich	—	—	189,962	107,594	(3)	429,288
Alan Campbell	—	—	243,821	—		670,109

(1)	Aggregate earnings in the last fiscal year is based on either: (i) for restricted share units awards vested in previous years, the change in our share price from $16.05 on January 1, 2014, to $25.23 on December 31, 2014, multiplied by the vested number of restricted share unit awards, or (ii) for restricted share units that were delivered this year, the change in our share price from $16.05 on January 1, 2014, to the NYSE closing market price on the business day prior to the day the shares were delivered on March 9, 2014, or $23.39, multiplied by the portion of the restricted share unit awards that were delivered during the last fiscal year.
(2)	Aggregate balance at last fiscal year end is based on the number of vested restricted share units multiplied by the share price of $25.23 on December 31, 2014. Common shares will become deliverable upon the earlier to occur of termination, death, disability, a change in control or the seventh anniversary of the grant date. The restricted share units were granted under the 2006 Management Incentive Plan on April 7, 2008.
(3)	Represents the value of 4,600 vested restricted share units that were delivered to Mr. Deitrich on March 9, 2014, pursuant to the terms of the award agreement and the 2006 Management Incentive Plan. Common shares were deliverable upon the earlier to occur of termination, death, disability, a change in control or the seventh anniversary of the March 9, 2007 grant date.

2014 Potential Payments upon Termination or Change in Control Table

Name	Termination By Company (without cause) ($)		Termination By Employee For Good Reason ($)		Qualifying Termination After Change in Control ($)		Voluntary Termination ($)		Death/ Disability ($)		Change in Control (Assumption of Equity Awards) ($)		Change in Control (No Assumption of Equity Awards) ($)
Gregg A. Lowe	7,559,766	(1)	9,001,280	(1)	40,455,555	(5)	—	(8)	8,911,917	(9)	—	(11)	30,372,047	(12)
Daniel Durn	4,505,183	(2)	3,113,971	(4)	6,709,192	(6)	—	(8)	1,093,651	(10)	—	(11)	3,757,211	(12)
James Bates	997,560	(2)	630,575	(4)	6,318,564	(6)	—	(8)	1,530,441	(10)	—	(11)	4,892,748	(12)
Robert J. Conrad	1,045,387	(2)	633,575	(4)	6,392,837	(6)	—	(8)	1,533,441	(10)	—	(11)	4,898,748	(12)
Thomas L. Deitrich	994,885	(3)	1,560,302	(4)	8,923,119	(7)	—	(8)	2,730,117	(10)	917,893	(11)	6,704,328	(12)
Alan Campbell	1,000,049	(3)	1,592,789	(4)	7,736,268	(7)	—	(8)	1,880,664	(10)	1,057,894	(11)	5,506,375	(12)

(1)	Amount represents estimated payments to be made under Mr. Lowe’s employment agreement including: (i) two times the sum of Mr. Lowe’s base salary and annual target bonus, (ii) the prorated portion of his annual bonus based on actual performance equal to the 2014 Second Half Bonus Payment, (iii) the estimated value of medical and life insurance benefits over a period of two years following termination of employment and (iv) the payment of $2,000,000 related to the second cash portion of his make-whole award otherwise payable upon the third anniversary of the commencement of his employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(2)	Amount represents estimated payments to be made under Executive Severance Plan including: (i) the sum of the executive’s base salary and annual target bonus, (ii) prorated portion of their annual bonus based on actual performance, in this case equal to 2014 Second Half Bonus Payment, and (iii) the estimated value of medical and life insurance benefits over a period of one year following termination of employment. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses. For Mr. Durn, it also includes the remaining portion of his make-whole cash and restricted share unit award received upon the commencement of his employment.
(3)	Amount represents estimated payments to be made under each executive’s employment agreement including (i) one and one-half times the executive’s base salary (ii) payment of a prorated bonus payment for the year of termination at the executive’s annual bonus target if termination occurs in the first quarter of the year, and based upon Company performance if termination occurs after the first quarter, in this case equal to the 2014 Second Half Bonus Payment, and (iii) the estimated value of medical and life insurance benefits over a period of 18 months following termination of employment. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(4)	Amount represents the estimated value of the accelerated vesting of equity awards as per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses. For Mr. Durn, it also includes the remaining portion of his make-whole cash award received upon the commencement of his employment.
(5)	Amount represents estimated payments to be made under Mr. Lowe’s employment agreement including: (i) three times the sum of Mr. Lowe’s base salary and target bonus, (ii) the 2014 Second Half Bonus Payment, (iii) the estimated value of medical and life insurance benefits over a period of three years following termination of employment, and (iv) the value of the second cash portion of his make whole award otherwise payable upon the third anniversary of the commencement of his employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(6)	Amount represents estimated payments to be made under Executive Severance Plan including (i) one and one-half times the sum of the executive’s base salary and target bonus, (ii) the prorated portion of his annual bonus based on actual performance equal to the 2014 Second Half Bonus Payment and (iii) the estimated value of medical and life insurance benefits over a period of one and one-half years following termination of employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses. For Mr. Durn, it also includes the remaining portion of his make whole cash award received upon the commencement of his employment.
(7)	Amount represents estimated payments to be made under Executive’s Employment Agreement including (i) two times the executive’s base salary and annual target bonus (ii) payment of a prorated bonus payment for the year of termination at the executive’s annual bonus target if termination occurs in the first quarter of the year, and based upon Company performance if termination occurs after the first quarter, in this case equal to the 2014 Second Half Bonus Payment, and (iii) the estimated value of health, medical, life and long-term disability benefits over a period of two years following termination of employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(8)	Upon voluntary termination, Named Executive Officers are eligible for a payment of accrued but unpaid base salary, accrued but unused paid time off through the date of termination and unreimbursed business expenses.
(9)	Amount represents estimated payments to be made under Mr. Lowe’s employment agreement including: (i) the prorated portion of his annual bonus based on actual performance, in this case equal to the 2014 Second Half Bonus Payment and (ii) the value of the second cash portion of his make whole award otherwise payable upon the third anniversary of the commencement of his employment. Amount also includes the estimated value of the accelerated vesting of equity awards per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(10)	Amount represents the estimated value of the accelerated vesting of equity awards as per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses. For Mr. Durn, it also includes the remaining portion of his make whole cash award received upon the commencement of his employment.
(11)	Amount represents the value of accelerated vesting of equity awards per the terms of the award agreements and assumes that each outstanding equity award was assumed or substituted in connection with the Change in Control, except for the performance restricted share units granted to Mr. Deitrich and Mr. Campbell in 2012 which vest upon a Change in Control.
(12)	Amount represents the value of accelerated vesting of equity awards per the terms of the award agreements and assumes that each outstanding equity award was not assumed or substituted in connection with the Change in Control.

2014 Potential Payments upon Termination or Change in Control

Our Named Executive Officers are entitled to severance benefits upon qualifying terminations. Under all terminations, except for Cause, the Named Executive Officers, are entitled to accrued salary and paid time off through the date of termination, unreimbursed business expenses and the Named Executive Officer’s annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination as well as amounts or benefits required to be paid or provided which the Named Executive Officer was eligible to receive, based on accrued benefits through the date of termination. Also, in the event of a Change in Control if an outstanding equity award is not assumed or substituted, any unvested portion of the award shall vest and become exercisable upon the effective date of the Change in Control. Additional payments are described in more detail in the 2014 Potential Payments upon Termination or Change in Control Table and below.

Mr. Lowe

Under the terms of the employment agreement for Mr. Lowe, in the event that his employment is terminated by the Company other than for Cause, death or Disability, or it is terminated by Mr. Lowe for Good Reason (as those terms are defined in his employment agreement), he will be entitled to receive, subject to his execution of a release of claims, the payments described in footnote 1 above. In the event that his employment is terminated due to Disability or death, Mr. Lowe or his legal representatives, in the case of his death, will be entitled to receive the payments described in footnote 9 above. If, within a period of two years immediately following a Change in Control (as defined in his employment agreement), Mr. Lowe’s employment is terminated by the Company other than for Cause, death or Disability, or if Mr. Lowe terminates employment for Good Reason, he will be entitled to receive similar payments as described above in the event that his employment is terminated by the Company other than for Cause, death or Disability, or it is terminated by Mr. Lowe for Good Reason except that he will receive a cash payment equal to three times the sum of base salary and annual target bonus instead of two times that amount and continued medical and life insurance for three years instead of two years.

In the event any payments and benefits received by Mr. Lowe in connection with a Change in Control would be subject to excise taxes imposed under Section 4999 of the Code, the amount of such payments and benefits provided to Mr. Lowe will be reduced, but only to the extent such reduction results in a greater after-tax benefit to Mr. Lowe.

Under the terms of the nonqualified share option award agreement granted to Mr. Lowe at the commencement of his employment associated with his prorated annual grant, if Mr. Lowe’s employment is terminated by the Company, due to death or Disability, or it is terminated by Mr. Lowe for Good Reason (as those terms are defined in the award agreements), an additional number of options, equal to the number of options that would have vested on the next anniversary of the date of grant, vest and become exercisable subject to the terms and conditions outlined in the award agreement. If Mr. Lowe’s employment is terminated by the Company without Cause, or it is terminated by Mr. Lowe for Good Reason within two years following a Change in Control or a period of nine months prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, all unvested options vest and become exercisable. Under the terms of the nonqualified share option award agreement associated with his prorated annual grant, if Mr. Lowe’s employment is terminated by the Company following a Change in Control due to death or Disability, or it is terminated by Mr. Lowe for Good Reason, he will receive an additional number of options, equal to the number of options that would have vested on the next anniversary of the date of grant, subject to terms and conditions outlined in the award agreement.

Mr. Lowe’s make-whole long-term incentive award is subject to a recovery provision where if Mr. Lowe voluntarily terminates his employment without Good Reason (as defined in his employment agreement) or he is terminated by the Company for Cause (as defined in his employment agreement), Mr. Lowe is required to repay the Company an amount equal to the cash payments and the fair market value of shares received within a one-year period immediately following any such termination date.

For a description of the potential payments upon termination or change in control associated with the equity awards granted to Mr. Lowe in 2013 and 2014, see the section below entitled “Awards Granted Under the 2011 Omnibus Plan After April 2, 2013.”

Messrs. Deitrich and Campbell

Messrs. Deitrich and Campbell are entitled to benefits under their employment agreements upon termination of employment, subject to each executive’s execution of a release of claims. Their employment agreements provide the payments and benefits described in footnote 3 above in the event that employment of one of these Named Executive Officers is terminated by the Company for any reason other than for Cause, death or Disability (as those terms are defined in their employment agreements). Under the Messrs. Deitrich and Campbell’s employment agreements, if within a period of one year following a Change in Control, employment is terminated by the Company other than for Cause, death or Disability, or it is terminated by one of these Named Executive Officers for Good Reason (as those terms are defined in the Executive Agreement), the Named Executive Officer will be entitled to receive payments described in footnote 7 above. If the executive is terminated by us (other than for Cause) within the six-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then the executive will be entitled to receive the benefits outlined above.

Messrs. Deitrich and Campbell’s employment agreements contain a Section 280G tax gross-up provision in the event of a Change in Control that occurs other than at a time when our common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise. However, if it is determined that the payment does not exceed 110% of the safe harbor amount, which equals the maximum payment that one of these Named Executive Officers may receive without the payment constituting an “excess parachute payment” within the meaning of 280G of the Code, then no tax reimbursement payment will be made and the amounts payable following a Change in Control will be reduced so that the payment equals the safe harbor amount.

Messrs. Bates, Conrad and Durn

Messrs. Bates, Conrad and Durn are entitled to benefits under the Executive Severance Plan upon termination of employment, subject to each executive’s execution of a release of claims. The Executive Severance Plan provides the payments and benefits noted in footnote 2 in the event that employment of one of these Named Executive Officers is terminated by the Company for any reason other than termination for Cause, death or Disability (as those terms are defined in the Executive Severance Plan). Under the Executive Severance Plan, if within a period of two years following a Change in Control, employment is terminated by the Company other than for Cause, death or Disability, or it is terminated by one of these Named Executive Officers for Good Reason (as those terms are defined in the Executive Severance Plan), the Named Executive Officer will be entitled to receive payments described in footnote 6 above.

In addition, Mr. Durn’s make-whole restricted share units and the cash award were designed to replace the value of the cancelled equity incentive awards granted by his former employer. If Mr. Durn’s employment is terminated by the Company without Cause or by him for Good Reason before the awards are fully vested, all unvested portions of the awards will immediately vest. “Cause” and “Good Reason” have the meanings set forth in the Executive Severance Plan.

Equity Awards Granted Under the 2011 Omnibus Plan Prior to April 2, 2013

Under the terms of the restricted share unit award agreements, if the employment of Messrs. Bates, Conrad, Deitrich or Campbell is terminated due to death, Disability or it is terminated by one of these Named Executive Officers for Good Reason (as those terms are defined in the award agreement), an additional number of restricted share units, equal to the number of restricted share units that would have vested on the next anniversary of the date of grant, vest and become deliverable subject to the terms and conditions outlined in award agreement. Under the terms of the performance-based restricted share unit award agreement, if the employment of one of these Named Executive Officers is terminated due to death, Disability or for Good Reason by the Named Executive Officer (as those terms are defined in the award agreement), the restricted share units vest and become deliverable for an additional number of shares equal to the number of shares that would have vested on the next anniversary of the date of grant with a share delivery factor of 1.0 for the performance period subject to the terms and conditions outlined in the award agreement. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated due to death or Disability or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), an additional number of options, equal to the number of options that would have vested on the next anniversary of the date of grant, vest and become exercisable subject to the terms and conditions outlined in the award agreement.

Under the terms of the restricted share unit award agreements, in the event that one of these Named Executive Officer’s employment terminates for any reason (other than for Cause (as those terms are defined in the award agreement)) within twelve months following a Change in Control, all unvested restricted share units vest and become deliverable. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers terminates for any reason (other than for Cause (as defined in the 2011 Omnibus Plan)) within twelve months following a Change in Control, any unvested portion of the option shall vest and become exercisable. Under the terms of the performance restricted share unit award agreements held by Messrs. Deitrich and Campbell, upon a Change in Control, any unvested portion of the performance restricted share units shall vest and become deliverable.

Equity Awards Granted Under the 2011 Omnibus Plan After April 2, 2013

Under the terms of the restricted share unit award agreements, if the employment of Messrs. Lowe, Durn, Bates, Conrad, Deitrich or Campbell is terminated due to death or Disability, an additional number of restricted share units, equal to the number of restricted share units that would have vested on the next anniversary of the date of grant, vest and become deliverable subject to the terms and conditions outlined in award agreement. Under the terms of the performance-based restricted share unit award agreement, if the employment of one of these Named Executive Officers is terminated due to death or Disability after the first anniversary of the date of grant, the performance restricted share units vest and the award will become vested for a prorated portion of restricted share units based on the number of days elapsed from the date of grant with a deemed share delivery factor of 1.0. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated due to death or Disability, an additional number of options, equal to the number of options that would have vested on the next anniversary of the date of grant, vest and become exercisable subject to the terms and conditions outlined in the award agreement.

Under the terms of the restricted share unit award agreement, in the event that one of these Named Executive Officer’s employment is terminated by the Company following a Change in Control without Cause or it is terminated by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement) within twelve months following a Change in Control, all unvested restricted share units vest and become deliverable. Under the terms of the performance-based restricted share unit award agreement, in the event of a Change in Control that occurs during a performance period, the performance period will end on the date of the Change in Control and the actual total shareholder return for the performance period will be used to calculate the share delivery factor for the award and the total number of restricted share units earned by the Named Executive Officer is determined. However, the corresponding restricted share units will not vest and become deliverable until at least three years after the date of grant unless the Named Executive Officer is terminated by the Company or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement) within twelve months following a Change in Control, at which point all unvested restricted share units vest and become deliverable. Under the terms of the nonqualified share option award agreement, if the employment of one of these Named Executive Officers is terminated following a Change in Control without

Cause or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement) within twelve months following a Change in Control, any unvested portion of the option shall vest and become exercisable.

The award agreements also contain covenants regarding confidential information, non-solicitation and non-competition that are effective following termination. If a Named Executive Officer breaches any of these covenants during the one year period following the date of termination, any vested portion of the award and any shares acquired pursuant to the award will be forfeited and any proceeds from the sale of those shares must be immediately repaid to the Company.

Compensation and Leadership Committee Report

The Compensation and Leadership Committee of the Board is primarily responsible for reviewing, approving and overseeing Freescale’s compensation plans and practices, and works with management to establish Freescale’s executive compensation philosophy and programs. The members of the Compensation and Leadership Committee for the 2014 fiscal year were Gregory L. Summe, Chinh E. Chu, John W. Marren and Peter Smitham. The Compensation and Leadership Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion has recommended to the Company’s Board that the Compensation Discussion and Analysis be included in this Annual Proxy.

Respectfully, the Members of the Compensation and Leadership Committee

Gregory L. Summe, Chairman

Chinh E. Chu

John W. Marren

Peter Smitham

Compensation and Leadership Committee Interlocks

The members of the Compensation and Leadership Committee during the fiscal year ended December 31, 2014, were Messrs. Chu, Marren, Smitham and Summe. None of the members have ever been an employee or officer of Freescale. None of our executive officers serve, or in the fiscal year ended December 31, 2014, served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our Board or Compensation and Leadership Committee.

Mr. Chu may have indirect pecuniary interests in the transactions with affiliates of Blackstone described in this proxy statement, and Mr. Marren may have indirect pecuniary interests in the transaction with affiliates of TPG Capital described in this proxy statement. For more details on these transactions, see “Certain Relationships and Related Party Transactions.”

Equity Compensation Plan Information

The following table summarizes Freescale’s compensation plan information (including individual compensation arrangements) as of the fiscal year ended December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	17,997,722	$13.31	(2)	32,883,648	(3)
Equity compensation plans not approved by security holders	—	—		—

Total	17,997,722	$13.31	(2)	32,883,648	(3)

(1)	Includes restricted share units and options to purchase the Company’s common shares awarded under the 2011 Omnibus Plan and 2006 Management Incentive Plan and options to purchase the Company’s common shares awarded under the 2007 Employee Incentive Plan but excludes purchase rights under the Employee Share Purchase Program.
(2)	Restricted share units are settled in the Company’s common shares on a one-for-one basis; therefore, this weighted-average exercise price does not include outstanding restricted share units.
(3)	This includes 7,435,179 shares available for issuance under the Company’s Employee Share Purchase Plan, 689,702 of which were subject to purchase at 85% of the market price at the close of the purchase period ended December 31, 2014.

PROPOSAL 4:

Amended and Restated Freescale Semiconductor, Inc. 2011 Incentive Plan

The Board requests that shareholders approve the Amended and Restated Freescale Semiconductor, Inc. 2011 Incentive Plan (the “Amended and Restated Incentive Plan”) which amends and restates the existing Freescale Semiconductor, Inc. 2011 Incentive Plan (the “Incentive Plan”) to allow the Company to receive a federal income tax deduction for any compensation paid under the Amended and Restated Incentive Plan that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and make certain other clarifying changes and updates.

The Compensation and Leadership Committee has adopted the Amended and Restated Incentive Plan, subject to the approval of our shareholders at the Annual General Meeting.

The Amended and Restated Incentive Plan is an incentive compensation plan designed to provide employees of the Company and its affiliates with incentive compensation based upon the achievement of pre-established performance goals. We believe that the Amended and Restated Incentive Plan supports the Company’s ability to attract, motivate and retain the most competent and skilled employees, which is a significant factor for our long-term success. Our short-term incentive cash awards are intended to increase shareholder value and the success of the Company by motivating employees to perform to the best of their abilities and achieve the Company’s objectives.

As discussed under “Tax Considerations” in the Executive Compensation section of this Proxy, since our initial public offering in 2011 we have relied on a transition rule available under Section 162(m) regarding compensation payable pursuant to plans and arrangements that were in place prior to becoming public. The transitional relief for our Incentive Plan expires upon the earlier of our 2015 annual general meeting or upon a material modification of the plan. Therefore, in order to permit the grant of performance-based compensation within the meaning of Section 162(m), we have amended the Incentive Plan to contain provisions that comply with the Section 162(m) requirements, and we now seek to obtain shareholder approval of those provisions. However, the Company’s Compensation and Leadership Committee reserves the right to determine whether to make use of the performance-based compensation exception under Section 162(m).

Approval of the Amended and Restated Incentive Plan requires a vote “For” this proposal by a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board recommends a vote “For” the approval of the Amended and Restated Incentive Plan.

Amended and Restated Incentive Plan Information

The following is a summary of the principal features of the Amended and Restated Incentive Plan. This summary is not a complete description of all of the provisions of the Amended and Restated Incentive Plan and is qualified in its entirety by reference to the full text of the Amended and Restated Incentive Plan, which has been included with this proxy statement as Appendix A.

Administration

The Amended and Restated Incentive Plan is administered by the Compensation and Leadership Committee. The Compensation and Leadership Committee may delegate specific administrative tasks of the Amended and Restated Incentive Plan to employees of the Company as appropriate.

Eligible Employees and Determination of Participants

The Compensation and Leadership Committee shall determine the participants to whom, and the time or times at which awards shall be made. Generally all employees of the Company are eligible to participate and, unless specifically excepted, a participant must be actively employed on the date of payment to be eligible to receive a payment under the Amended and Restated Incentive Plan. As of March 3, 2015, approximately 15,671 employees of the Company and its subsidiaries are eligible to receive awards under the Incentive Plan. However, the Company’s sales and marketing employees who are eligible to participate in the Company’s Sales Incentive Plan do not participate in the Amended and Restated Incentive Plan. If approved a similar number of employees would be eligible for grants under the Amended and Restated Incentive Plan.

Types of Awards

To the extent awards under the Amended and Restated Incentive Plan are paid, the awards may be payable in cash or in share-based awards under the Company’s 2011 Omnibus Incentive Plan (or its successor).

Terms and Conditions of Awards

Awards granted under the Amended and Restated Incentive Plan are subject to the terms and conditions set forth in the Amended and Restated Incentive Plan and such additional terms and conditions, not inconsistent with the terms of the Amended and Restated Incentive Plan, that the Compensation and Leadership Committee may deem advisable.

Payments for awards will be made no later than two and a half months following the year in which the performance period ends.

Performance-Based Compensation Bonuses

To the extent an award is intended to constitute performance-based compensation within the meaning of Section 162(m) (“Performance-Based Compensation”), the Compensation and Leadership Committee will establish the following in writing within the time prescribed by Section 162(m): (i) the performance goals for each participant for the specific performance period; (ii) the target award for each participant; and (iii) a formula for calculating a participant’s award depending on how actual performance compared to the pre-established performance goals. The Compensation and Leadership Committee will certify in writing the extent to which the performance goals applicable to each participant for the performance period were achieved. The actual award (if any) for each participant will be determined by the level of actual performance achieved; however, the Compensation and Leadership Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. The maximum award of Performance-Based Compensation that may be granted during a fiscal year to an employee may not exceed $5,000,000.

Non-Performance-Based Compensation Bonuses

The Compensation and Leadership Committee may determine to pay cash bonuses that are not intended to constitute Performance-Based Compensation and which will be payable pursuant to the terms and conditions determined by the Compensation and Leadership Committee in its sole discretion.

Performance Goals

Performance-based compensation bonuses intended to qualify as Performance-Based Compensation may be subject to the achievement of one or more of the following performance goals: earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); pre-tax income or after-tax income; earnings per share (basic or diluted); operating profit; revenue, revenue growth or rate of revenue growth; return on assets (gross or net), return on investment, return on capital, or return on equity; returns on sales or revenues; operating expenses; share price or total shareholder return; cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; implementation or completion of critical projects or processes; cumulative earnings per share growth; gross margin, operating margin or profit margin;

cost targets, reductions and savings, productivity and efficiencies; strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, product quality measures, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; other measurable business drivers; and any combination of, or a specified increase in, any of the foregoing. Performance goals not specified in the Amended and Restated Incentive Plan may be used to the extent that an award is not intended to comply with Section 162(m). Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation and Leadership Committee. The performance goals shall be determined in accordance with generally accepted accounting principles (to the extent applicable); provided, that, to the extent permitted by Section 162(m), the Compensation and Leadership Committee shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any affiliate thereof or the financial statements of the Company or any affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a portion of our operations or related to a change in accounting principles.

Amendment and Termination of the Plan

The Compensation and Leadership Committee may amend, alter, suspend, discontinue or terminate the Amended and Restated Incentive Plan, but no amendment, alteration, suspension, discontinuation or termination shall be made that would impair the rights of a participant under any award previously granted unless the Compensation and Leadership Committee has determined that the amendment, alteration or termination was in the best interest of all participants. To the extent necessary or advisable under applicable laws, amendment to the Amended and Restated Incentive Plan will be subject to shareholder approval.

Tax Information

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Amended and Restated Incentive Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

A participant will generally recognize taxable income upon the payment of an award, in an amount equal to the amount of the cash received. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. To the extent required by law, the Company will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as the Company deems advisable to enable the Company and the participant to satisfy withholding and tax obligations related to any awards. The Amended and Restated Incentive Plan is intended to comply with or be exempt from Section 409A of the Code.

Plan Benefits

Awards under the Amended and Restated Incentive Plan are made in the discretion of the Compensation and Leadership Committee and are not determinable at this time. Please refer to the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” to review target, maximum and actual awards made to our Named Executive Officers under the Incentive Plan in 2014.

Certain Relationships and Related Party Transactions

Related Party Transactions

We describe below transactions and series of similar transactions, since January 1, 2014, to which we were a party or will be a party other than compensation arrangements which are described under “Executive Compensation,” in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common shares or any member of their immediate family had or will have a direct or indirect material interest.

Arrangements with Our Sponsors

Shareholders’ Agreement

The Company is party to a shareholders’ agreement (the “Shareholders’ Agreement”) with our Sponsors and our largest shareholder, Freescale Holdings L.P. (“Freescale LP”). The Shareholders Agreement provides, among other things, our Sponsors with the contractual right to nominate one or more designees for election to the Company’s Board based on the percentage of the issued and outstanding common shares owned by Freescale LP and our Sponsors. As long as Freescale LP and our Sponsors collectively hold more than 50% of the issued and outstanding common shares, the Board will consist of not more than twelve (12) directors, comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate up to two (2) directors for election to our Board, (ii) the Company’s Chief Executive Officer and (iii) the remaining directors will be nominated by the Company’s Nominating and Corporate Governance Committee and will be independent directors within the meaning of the corporate governance rules of the NYSE. When Freescale LP and our Sponsors collectively own, in the aggregate, 50% or less, but greater than or equal to 20%, of the then issued and outstanding common shares, our Board will be comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate one (1) director for election to the Board (provided that such Sponsor owns, directly or indirectly, at least 2.8% of the issued and outstanding common shares), (ii) the Company’s Chief Executive Officer and (iii) such number of additional directors chosen by the Company’s Nominating and Corporate Governance Committee so that the Board and its committees satisfy the applicable independence requirements of the NYSE. At such time as Freescale LP and our Sponsors collectively own, in the aggregate, less than 20% of the then issued and outstanding common shares, Freescale LP will be liquidated and the common shares owned by Freescale LP will be distributed to the limited partners of Freescale LP, including our Sponsors, unless a majority of our Sponsors elect not to dissolve Freescale LP, and each Sponsor that beneficially owns at least 5% of the then issued and outstanding common shares will have the right, but not the obligation, to nominate one director for election to the Board. Any director who is nominated by a Sponsor may only be removed by the affirmative vote or written consent of the nominating Sponsor. If Freescale LP or our Sponsors provide notice of their desire to remove one of the directors nominated by such Sponsor, the Company and Freescale LP agree to take all reasonable action necessary to effect such removal.

The Shareholders’ Agreement provides our Sponsors with certain contractual rights to designate directors to the committees of the Board, subject to the applicable independence requirements of the NYSE. Each Sponsor who has nominated at least one director for election to the Board and does not have a director nominated by such Sponsor on a particular committee is entitled to designate an “observer” on such committee. In order to satisfy applicable NYSE independence requirements, any such Board committee may request, and such “observer” shall comply with such request, that the “observer” remove him or herself from all or any portion of a meeting of the Board committee to the extent the board committee determines removal is appropriate, which may be for any reason or no reason. In addition, no committee will be comprised of more than one director nominated by a particular Sponsor.

The Shareholders’ Agreement also provides that for so long as Freescale LP and our Sponsors collectively own, in the aggregate, at least 50% of the then issued and outstanding common shares, certain actions by the

Company or its subsidiaries, including the Company, will require the approval of at least a majority of our Sponsors acting through their respective director designees in addition to any other vote by the Company’s Board or shareholders. The actions requiring Sponsor approval include change of control transactions, the acquisition or sale of any asset in excess of $150 million, the incurrence of indebtedness in excess of $250 million, making any loan, advance or capital contribution in excess of $150 million, equity issuances in excess of $25 million, the approval and registration of equity securities in connection with a public offering, changes in the nature of the Company or its subsidiaries’, including the Company’s business, changes to our jurisdiction of incorporation, hiring or removing the Company’s Chief Executive Officer, the commencement or settlement of any litigation over $50 million, any dissolution, liquidation, reorganization or bankruptcy proceeding involving the Company or its subsidiaries, and changing the number of directors on the Board.

The Shareholders’ Agreement also provides that, to the maximum extent permitted by law, no Sponsor shall have a fiduciary or similar duty to, and no Sponsor or any of its representatives, nominees and designees shall have any liability for breach or alleged breach of fiduciary or similar duty to, the Sponsors, Freescale LP, the Company and our subsidiaries or any shareholder, creditor, employee or other stakeholder of any member of Freescale LP, and its subsidiaries, including the Company. Each Sponsor, Freescale LP and the Company agrees to waive any and all claims relating to any such breach or alleged breach of fiduciary or similar duty. In addition, each Sponsor and Freescale LP agrees to waive all claims relating to a breach of fiduciary or similar duty in connection with any action or inaction by a director nominated by a Sponsor.

Investors Agreement

The Company is party to an investors agreement that provides, among other things, that our Sponsors may not transfer their equity interests in us or Freescale LP without the consent of the general partner of Freescale LP, Freescale Holdings GP, Ltd. The investors agreement also provides certain current and former members of management with the right to “tag-along” and sell a pro rata portion of their equity interests if other investors propose to sell all or a portion of their equity interests.

Registration Rights

The Company is party to an amended and restated registration rights agreement with Freescale LP, the limited partners of Freescale LP, including the Sponsors, and certain current and former members of our management. Pursuant to this registration rights agreement, Freescale LP and a majority of our Sponsors will collectively have the right to an unlimited number of demand registrations, which may be underwritten; provided, that if a Sponsor ceases to own, directly or indirectly, at least 2.8% of the issued and outstanding common shares, such Sponsor will no longer be counted in determining such majority. The demand rights may be exercised at any time. Pursuant to such demand registration rights, the Company is required to register with the SEC for sale to the public the common shares owned by our Sponsors directly or through Freescale LP. Any demand for registration may only be made if the shares requested to be sold by the demanding holders in such offering are reasonably expected to have an aggregate market value of at least $100 million. In addition, in the event that the Company is registering additional common shares for sale to the public, whether on the Company’s own behalf or on behalf of our Sponsors or other holders, our Sponsors and the other parties to the amended and restated registration rights agreement will have “piggyback” registration rights providing them the right to have the Company include the common shares owned by them in any such registration. A holder’s right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in such offering. All expenses of such registrations (including both demand and “piggyback” registrations), other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications, will be borne by the Company.

Equity Healthcare

Freescale Semiconductor, Inc. is party to an agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of The Blackstone Group (“Blackstone”). Equity Healthcare negotiates with providers of administrative services for health benefit plans and other related services for cost discounts. Equity Healthcare also provides quality-of-service monitoring capability for health care plans. Because of the combined purchasing power of its client participants, we believe that Equity Healthcare is able to negotiate pricing terms from providers that are more favorable than we could otherwise obtain on an individual basis. Freescale Semiconductor, Inc. paid Equity Healthcare approximately $212,000 under this agreement for the year ended December 31, 2014. The agreement expires on December 31, 2015 and automatically renews for a one-year period unless either party provides notice of non-renewal 90 days prior to the scheduled expiration date.

Mr. Chu serves on our Board on behalf of Blackstone, one of our Sponsors. Because Blackstone and Mr. Chu are affiliated with Equity Healthcare, they may have an indirect pecuniary interest in the payments made by us to Equity Healthcare.

MWest

In October 2011, we entered into a commercial lease with Equity Office Properties, an affiliate of Blackstone, for office space in San Jose, California. The lease commencement date was February 2, 2012, and the aggregate amount of all periodic payments over the life of the five year lease is approximately $4.2 million. In October 2013, MWest Propco XXV LLC (“MWest”), affiliated with TPG Capital, acquired the commercial property that is the subject of this commercial lease. Freescale Semiconductor, Inc. paid MWest approximately $1 million under this agreement for the year ended December 31, 2014.

Mr. Marren serves on our Board on behalf of TPG Capital, one of our Sponsors. Because TPG Capital and Mr. Marren are affiliated with MWest, they may have an indirect pecuniary interest in the payments made by us to MWest.

GCA Services Group, Inc.

Freescale Semiconductor, Inc. has contracted with GCA Services Group, Inc. (“GCA”) to provide janitorial services since 2004 and other supplemental staffing since early 2012. On November 1, 2012, an affiliate of Blackstone acquired GCA. For the year ended December 31, 2014, Freescale paid GCA approximately $19.8 million for janitorial and supplemental staffing. Because Blackstone and Mr. Chu are affiliated with GCA, they may have an indirect pecuniary interest in the payments made by us to GCA.

Avaya, Inc.

Freescale Semiconductor, Inc. and Avaya, Inc. (“Avaya”) have entered into a license agreement under which we receive royalties, maintenance and support fees for certain software modules that we license to Avaya. We received approximately $69,000 under this agreement in 2014. Avaya is affiliated with TPG Capital, one of our Sponsors, on behalf of which Mr. Marren serves on our Board.

Warrant

On December 1, 2006, we issued a warrant to Freescale LP to purchase approximately 9.5 million common shares from us with an exercise price equal to $36.12 per share. The warrant was issued pursuant to a warrant agreement containing customary anti-dilution and other provisions. The warrant may be exercised in whole or in part at any time and from time to time.

Indemnification Agreements

The Company is a party to indemnification agreements with its directors and certain officers. These indemnification agreements provide, among other things, that Freescale will indemnify such officers and directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that they may be required to pay in actions or proceedings which they are or may be made a party by reason of any such person’s position as a director, officer or other agent of the Company, subject to, and to the maximum extent permitted by, applicable law.

Statement of Policy Regarding Transactions with Related Persons

The Board has adopted a written policy that requires our Nominating and Corporate Governance Committee to review and approve or ratify all related party transactions that involve a value of $120,000 or more (excluding employment relationships). The Compensation and Leadership Committee is responsible for reviewing and approving or ratifying any employment relationship with a related party that involves compensation of $120,000 or more. In determining whether to approve or ratify, as applicable, a related party transaction, these committees are guided by our Code of Business Conduct and Ethics which, among other things, requires that business decisions and actions be based on the best interests of Freescale and not be motivated by personal considerations or relationships. The transactions with Equity Office Properties, GCA and Avaya described above were reviewed and approved under these policies. The other transactions described above were entered into prior to the adoption of our related party policies, and, as a result, were not reviewed under these polices.

In addition, the Board has adopted a written policy under which the Board must review and approve any transactions with our Sponsors or their affiliates in excess of $5 million. The transaction with GCA described above was approved under this policy. The other transactions described above either were entered into prior to the adoption of this policy or do not exceed $5 million.

Report of the Audit and Legal Committee

The Audit and Legal Committee has reviewed and discussed the audited financial statements with Freescale’s management and its independent auditors, KPMG LLP (“KPMG”). The Audit and Legal Committee has also discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) in Auditing Standard No. 16. In addition, KPMG provided the Audit and Legal Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit and Legal Committee discussed with KPMG its independence from Freescale and its management. The Audit and Legal Committee has also considered whether the provision of other non-audit services by KPMG to Freescale is compatible with the auditors’ independence and has concluded that it is.

In reliance on these reviews and discussions, the Audit and Legal Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Freescale’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

AUDIT AND LEGAL COMMITTEE

Daniel J. Heneghan, Chair

Krishnan Balasubramanian

Joanne M. Maguire

Future Shareholder Proposals and Nominations for the 2016 Annual General Meeting

To be considered for inclusion in Freescale’s proxy statement for the 2016 annual general meeting of shareholders, shareholder proposals must be received by Freescale no later than 5:00 p.m. Central Time on November 25, 2015 (120 days before the anniversary date of this proxy). In order to be included in the Freescale sponsored proxy materials, shareholder proposals will need to comply with Rule 14a-8 under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to our shareholders. Shareholder proposals should be sent to Freescale’s Secretary at Freescale Semiconductor, Ltd., 6501 William Cannon Dr. West, MD OE62, Austin, TX 78735, U.S.A., Attention: Secretary.

Shareholders may also make proposals, including director nominations, that are not intended to be included in Freescale’s proxy statement for the 2016 annual general meeting so long as the proposals comply with our bye-laws. Under our bye-laws, shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if the nominations and proposals are made pursuant to written notice timely given to our Secretary and accompanied by certain information as described in our bye-laws.

To be timely, a shareholder’s written notice must be delivered to our Secretary no earlier than January 7, 2016 and no later than February 6, 2016.

In addition, Section 79 of the Companies Act 1981, as amended of Bermuda provides that shareholders representing either (i) 5% or more of the total voting rights eligible to vote at the annual general meeting or (ii) not less than 100 shareholders may propose any resolution which may be properly moved at the annual general meeting. Upon timely receipt of notice, we will, at the expense of the shareholder(s) proposing the resolution, give our shareholders entitled to receive notice of the next annual general meeting of shareholders notice of the proposed resolution. To be timely, the proposal must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate, at the expense of the shareholder(s), a statement not exceeding 1,000 words with respect to any matter referred to in any proposed resolution or the business to be dealt with at the annual general meeting by providing notice deposited at our registered office at least six weeks before the next annual general meeting of shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and beneficial owners of more than 10% of any class of our equity securities to file with the SEC reports regarding their ownership and changes in ownership of our common shares. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Based solely on our examination of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers, we believe that all required Section 16(a) filings were made on a timely basis in 2014.

Other Matters

To reduce the expenses of delivering duplicate materials, we take advantage of the SEC’s “householding” rules which permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to shareholders who share an address unless otherwise requested. If you share an address with another shareholder and have received only one set of these materials, you may request a separate copy at no cost to you and request separate materials for future mailings by contacting Broadridge at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are receiving multiple copies, you may also request that we send only one set of materials to you by contacting Broadridge at the telephone number or address given above.

Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2014, as filed with the SEC, is available to shareholders free of charge on our Investor Relations website at http://investors.freescale.com or by writing us at Freescale Semiconductor, Ltd., 6501 William Cannon Drive West, MD OE62, Austin, Texas 78735, Attention: Secretary.

As of the date of this proxy statement, we are not aware of any other matters to be brought before the Annual General Meeting. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote in their discretion the shares represented by all properly executed proxies.

By order of the Board,

JENNIFER B. WUAMETT

Secretary

Austin, Texas

APPENDIX A

AMENDED AND RESTATED

FREESCALE SEMICONDUCTOR, INC.

2011 INCENTIVE PLAN

1)	Purposes of the Plan. This Amended and Restated Freescale Semiconductor, Inc. 2011 Incentive Plan sets forth the plan for payment of cash bonuses to employees of the Company designated for participation and is intended to increase shareholder value and the success of the Company by motivating employees to perform to the best of their abilities and to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to the performance of the Company or one of its Affiliates or business units or upon the achievement of objectively determinable performance goals. The Plan is intended to permit the payment of bonuses that may qualify as Performance-Based Compensation as well as bonuses that are not intended to qualify as Performance-Based Compensation.

The Plan is hereby amended and restated, effective as of the date of approval by the shareholders of the Company at the annual general meeting held in 2015 (the “Restatement Effective Date”).

2)	Definitions.

(a)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(b)	“Award” means, with respect to each Participant, the award determined pursuant to Section 5 or Section 6 below for a Performance Period.

(c)	“Board” means the Board of Directors of Freescale Semiconductor, Inc.

(d)	“Business Performance Factor” means that factor, attributable to the Company’s achievement of one or more Performance Goals, which may be used to calculate a Participant’s Award.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Compensation and Leadership Committee of the Board, or a sub-committee of the Compensation and Leadership Committee, which shall, with respect to payments hereunder intended to qualify as Performance-Based Compensation, consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(g)	“Company” means Freescale Semiconductor, Inc. and any of its Subsidiaries.

(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i)	“Fiscal Year” means a fiscal year of the Company.

(j)	“Individual Performance Factor” means that factor, attributable to a Participant’s individual achievement of one or more Performance Goals, which may be used to calculate a Participant’s Award.

(k)	“Maximum Award” means as to Performance-Based Compensation to any Participant for any Fiscal Year, $5 million.

(l)	“Participant” means an eligible employee of the Company selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

(m)	“Payout Determination Date” means the date upon which the Committee determines the amounts of Awards payable pursuant to the Target Award and Payout Formula with respect to any previously completed Performance Period, in accordance with Section 5(d).

(n)	“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5(c) in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award. The formula or matrix may differ from Participant to Participant, and may include an Individual Performance Factor and a Business Performance Factor.

(o)	“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(p)	“Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price or total shareholder return; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) gross margin, operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, product quality measures, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xvii) other measurable business drivers; and (xviii) any combination of, or a specified increase in, any of the foregoing. Performance Goals not specified herein may be used to the extent that an Award is not intended to comply with Section 162(m). Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals shall be determined in accordance with generally accepted accounting principles (to the extent applicable) and shall be subject to certification by the Committee; provided, that, to the extent permitted by Section 162(m), the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a portion of our operations or related to a change in accounting principles.

(q)	“Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

(r)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(s)	“Plan” means this Amended and Restated Freescale Semiconductor, Inc. 2011 Incentive Plan, as amended.

(t)	“Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(u)	“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(v)	“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her eligible earnings or a specific dollar amount, or as determined by the Committee in accordance with Section 5(b).

(w)	“Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Target Award’s qualification as Performance-Based Compensation.

(x)	“Target Determination Date” means the date upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 5.

3)	Plan Administration.

(a)	The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m) to the extent the Committee intends that certain bonuses payable hereunder constitute Performance-Based Compensation, the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

i)	discretionary authority to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period on or prior to the Target Determination Cutoff Date;

ii)	discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

iii)	to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

iv)	to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)	An Award shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time.

(c)	Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4)	Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee, and are generally expected to include any person who is employed by the Company. Unless specifically excepted, a Participant must be actively employed on the date of payment to be eligible to receive a payment hereunder. No person shall be automatically entitled to participate in the Plan.

5)	Performance-Based Compensation Bonuses. To the extent an Award is intended to constitute Performance-Based Compensation, the following rules shall apply:

(a)	Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date.

(b)	Target Award Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing on or prior to the Target Determination Cutoff Date.

(c)	Determination of Payout Formula. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for the purpose of determining the Award (if any) payable to each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (b)c) subject to the limitations on Committee discretion imposed under 162(m), may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

(d)	Payout Determination and Certification. On the Payout Determination Date, the Committee shall certify in writing (in accordance with Section 1.162-27(e)(5) of the regulations promulgated under Section 162(m)) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula. In no event shall the Committee exercise discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the Performance Goals.

6)	Non-Performance-Based Compensation Bonuses. Notwithstanding and without regard to any other provision in this Plan, the Committee may determine to pay cash bonuses hereunder that are not intended to constitute Performance-Based Compensation and which shall be payable pursuant to such terms and conditions as the Committee may determine in its sole discretion. In accordance with Section 1.162-27(e)(2)(v) of the regulations promulgated under Section 162(m), the Committee shall not grant an Award to a Participant pursuant to this Section 6 if payment of such Award depends on non-payment of an Award granted pursuant to Section 5 due to failure to achieve Performance Goals in connection with the Participant’s Award of Performance-Based Compensation.

7)	Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

8)	Form of Distributions. The Company shall distribute Awards to the Participant in cash or in share-based awards under the Company’s 2011 Omnibus Incentive Plan or its successor.

9)

Timing of Distributions. Subject to Section 10 below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than 2 1/2 months after the end of the applicable calendar year in which the Performance Period ends.

10)	Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion; provided, however, that any such deferral elections shall be made in accordance with the requirements of Section 409A of the Code.

11)	Section 409A. The Plan is intended to comply with or be exempt from Section 409A of the Code, and shall be administered, construed and interpreted in accordance with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitutes deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

12)	Term of Plan. The Plan is effective as of the Restatement Effective Date, and shall continue until terminated under Section 13 of the Plan.

13)	Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Only to the extent necessary or advisable under applicable law, Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

14)	Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

15)	At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

16)	Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

17)	Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

18)	Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

19)	Awards are Subject to Company’s Clawback Policy. All Awards granted under the Plan will be subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback or similar policy that may be implemented by the Company from time to time, including such policies that may be implemented after the date an Award is granted, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or other agreement or arrangement with a Participant.

20)	Governing Law. The Plan shall be governed by the laws of the State of Delaware.

FREESCALE SEMICONDUCTOR, LTD. 6501 WILLIAM CANNON DRIVE WEST AUSTIN, TX 78735

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M82238-P60974                             KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.              DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FREESCALE SEMICONDUCTOR, LTD. The Board of Directors recommends you vote FOR the following:		All	All	Except
1.	Election of Directors	☐	☐	☐
Nominees:
01) Krishnan Balasubramanian 07) Joanne M. Maguire
02) Chinh E. Chu 08) John W. Marren
03) D. Mark Durcan 09) James A. Quella
04) Daniel J. Heneghan 10) Peter Smitham
05) Thomas H. Lister 11) Gregory L. Summe
06) Gregg A. Lowe 12) Claudius E. Watts IV
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.

The appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2015, and the authorization of the Audit and Legal Committee of the Board of Directors to determine the independent auditors’ fees;

						☐	☐	☐
3.	Non-binding, advisory vote to approve the compensation of our Named Executive Officers; and					☐	☐	☐
4.

Approve the Amended and Restated Freescale Semiconductor, Inc. 2011 Incentive Plan which amends and restates the existing Freescale Semiconductor, Inc. 2011 Incentive Plan to permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and make certain other clarifying changes and updates.

						☐	☐	☐

NOTE: These matters are more fully described in the enclosed proxy statement. None of the proposals require the approval of any other proposal to become effective. We will also present at the Annual General Meeting the consolidated financial statements and independent auditors’ report for the fiscal year ended December 31, 2014, and lay them before the shareholders in accordance with Bermuda law.

If any other matters properly come before the Annual General Meeting or any adjournment or postponement thereof, the persons named in this proxy card will vote in their discretion the shares represented by all properly executed proxies.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M82239-P60974

FREESCALE SEMICONDUCTOR, LTD.

Annual General Meeting of Shareholders

May 6, 2015 8:00 AM CT

This proxy is solicited by the Board of Directors

The shareholder hereby appoints Jennifer B. Wuamett or Dathan C. Voelter to act as proxy to vote, as designated on the reverse side of this ballot, all of the common shares of FREESCALE SEMICONDUCTOR, LTD. that the shareholder is entitled to vote at the Annual General Meeting of Shareholders to be held on Wednesday, May 6, 2015 at 8:00 AM, Central Time, at our principal executive offices at 6501 William Cannon Drive West, Austin, Texas 78735 and at any adjournment or postponement thereof.

You will be required to bring certain documents with you to vote at the Annual General Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual General Meeting to ensure that you comply with these requirements.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side